                                                                    Exhibit 3.5

MANAGEMENT'S DISCUSSION
AND ANALYSIS

28    Executive Summary

35    Profitability
40        INSIGHT: EMBEDDED VALUE

41    Capitalization and Solvency

44    Personal Financial Services
44        Individual Insurance
46        Individual Annuities
47        Wealth Management
49        Development Strategy
50        INSIGHT: AUTO AND HOME INSURANCE

51    Group Products and Services
51        Group Insurance - Employee Plans
54        Group Insurance - Creditor Insurance
55        Group Insurance - Special Markets Group
56        Group Pensions

59    Investments

65    Risk Management

69    Corporate Social Responsibility

EXECUTIVE SUMMARY

PROFITABILITY: INCLUDING RESTRUCTURING CHARGE FOR THE
INTEGRATION OF NATIONAL LIFE

- Record net income of $155.1 million, up 13%
- Diluted EPS of $3.89, up by $0.42
- ROE of 13.6%, within the 13% to 15% target range
- Includes $6.1 million after-tax restructuring charge for the integration of National Life

PROFITABILITY: EXCLUDING RESTRUCTURING CHARGE FOR THE
INTEGRATION OF NATIONAL LIFE

- Net income of $161.2 million, up 18%
- Diluted EPS of $4.05, up by $0.58
- ROE of 14.1%, within the 13% to 15% target range

2004 was an excellent year for the whole Company. Industrial Alliance once again proved that it is a sizeable player in the market, and that it can gain market share even in a demanding, competitive environment. It also proved that it can deliver on its commitments to the financial community. In terms of profitability, for example, the Company was able to increase its earnings per share by more than 10% and obtain a return on equity that is within its 13% to 15% target range. In terms of business growth, it achieved its sales growth objective of five percentage points above the industry in the Individual Insurance and Annuities sectors, as well as in its target market of mid-sized companies in the Group Insurance Employee Plans sector.

PROFITABILITY

After four straight solid quarters, shareholder net income reached $155.1 million in 2004, another new record for the Company. This income is 13% higher than the restated profit for 2003(1), representing diluted earnings per share of $3.89 and return on common shareholders' equity 0f 13.6%.

2004 profits include a $6.1 million after-tax restructuring charge for the integration of National Life(2), one of the Company's life and health insurance subsidiaries. Excluding this charge, adjusted net income for 2004 was $161.2 million, 18% higher than the restated profit for 2003. This translates into diluted earnings per share of $4.05, an increase of $0.58 compared to the previous year, and return on equity of 14.1% (13.9% in 2003). This return is within the Company's 13% to 15% target range.

PROFITABILITY

(MILLIONS OF DOLLARS, UNLESS OTHERWISE INDICATED)     2003(3)     2004    VARIATION
                                                   ---------   --------   ---------
Net income to shareholders                            136.9       155.1          13%
Restructuring charge for the integration of
National Life                                            --         6.1          --
                                                   ---------   --------   ---------

Net income to shareholders, adjusted                  136.9       161.2         18%
                                                   ---------   --------   ---------
                                                   ---------   --------   ---------
Diluted earnings per share                            $3.47       $3.89       $0.42
Diluted earnings per share, adjusted                  $3.47       $4.05       $0.58
                                                   ---------   --------   ---------
                                                   ---------   --------   ---------
Return on shareholders' equity                         13.9%       13.6%         --
Return on shareholders' equity, adjusted               13.9%       14.1%         --


(1) The 2003 results were restated after the Company realized that the amount that could be transferred from the participating policyholders' account to the retained earnings account, pursuant to the INSURANCE COMPANIES ACT, had been understated each year since 1981 due to an incorrect application of the calculation method.

(2) The restructuring charge results from the Company's decision, announced on December 1, 2004, to integrate the operations of its National Life subsidiary into those of the parent company.

(3) Restated.

Below are a few comments on profitability in 2004.

- Profits for the year were excellent for all lines of business, but particularly for the Group Insurance sector, which had high experience gains all year long. Individual Annuities had another good year as well, owing to strong stock market performances. Results for the Individual Insurance and Group Pensions sectors were in line with expectations.

- Another positive aspect of 2004 was the excellent performance of the Company's auto and home insurance subsidiary, which ended the year with net income of $5.1 million ($2.9 million in 2003). Profits from this subsidiary increased the Company's income on capital, which is distributed across the Company's four lines of business.

- Each business line's contribution to 2004 net income was as follows:
  Individual Insurance: 47%; Individual Annuities: 21%, Group
  Insurance: 22%; and Group Pensions: 10%.

- The Company decided to strengthen its policy reserves by $3.7 million (before taxes) in the fourth quarter of 2004 as part of its usual year-end assumption update. The reserves were strengthened for three lines of business: Individual Insurance (the main assumptions modified were higher lapse rates at renewal on term products, improvement in mortality rates and lower interest rates); Individual Annuities (the valuation method for special GICs was refined); and Group Insurance (various minor adjustments were made to the reserves affecting various benefits).

- The 2004 net profits were achieved in spite of a $13.0 million increase in new business strain for the year compared to 2003. This increase is the result of strong sales in 2004. New business strain puts downward pressure on profits, but is a latent benefit that will be realized on the income statement in future years if the pricing assumptions materialize.

- 2003 profits were restated to take into account the transfer of $53.5 million from National Life's participating policyholders' account to the retained earnings account. This transfer was carried out on December
  1, 2004. Following the restatement of the financial statements, shareholder net income increased by $1.9 million in 2003, diluted earnings per share increased by $0.05 and return on common shareholders' equity decreased by 0.4%.

- The effective tax rate was 31% in 2004, excluding the National Life restructuring charge. Management expects this rate to remain at around 30% to 31% in the near term.

DECLARATION OF DIVIDEND

The Company paid out dividends to common shareholders totalling $32.5 million in 2004 ($27.2 million in 2003). The Company currently pays a quarterly dividend of $0.22 per common share, which corresponds to a dividend payout ratio of approximately 22%. The Company is aiming to achieve a dividend payout ratio of around 25% over the next 12 to 15 months, in the middle of its target range of 20% to 30% of sustained earnings.

BUSINESS GROWTH

In terms of business growth, all lines of business ended the year with higher sales than the previous year on a comparable basis, owing to favourable results almost every quarter.

Thanks to strong sales growth and good business persistency, total premiums approached the $3 billion mark in 2004, ending the year at $2.9 billion. This represents a 20% increase for the year, excluding the special transfer from National Bank Trust in 2003, and an 11% increase including the transfer.

Assets under management and under administration grew substantially in 2004, reaching $28.5 billion as at December 31, 2004. This is a 46% increase for the year. The main factors that helped spur asset growth throughout the year include the purchase of BLC-Edmond the Rothschild Asset Management Inc. ($1.8 billion in assets), the acquisition of a majority interest in FundEX Investments Inc. ($4.3 billion), strong growth in premium income, favourable stock market performances, and the solid growth of our wealth management subsidiaries, including Investia Financial Services Inc. and Industrial Alliance Securities Inc., where assets grew by around $450 million each in 2004.

CONTRIBUTION OF THE BUSINESS LINES TO ADJUSTED NET INCOME

[CHART]

DIVIDEND PAID TO COMMON SHAREHOLDERS

[CHART]

BUSINESS GROWTH

- $2.9 billion in premiums, up 20% excluding NBT (up 11% including NBT)
- $28.5 billion in assets, up 46%

INDIVIDUAL INSURANCE

- Sales up by 9% (down 1% for the industry)
- Objective of "industry growth + 5%" achieved
- Ranked 3rd in Canada with 13.2% of the market (4th in 2003 with 11.9% of the market)
- Number one in Universal Life insurance

INDIVIDUAL ANNUITIES

- Sales up by 38%
- Positive net segregated fund sales: 4th in Canada with 13.7% of the market (4th in 2003 with 11.4% of the market)

GROUP INSURANCE EMPLOYEE PLANS

- Sales up by 5%
- Sales up by 17% in our target market of groups with 50 to 1,000 employees (ranked 6th in Canada, with 7.1% of the market)

GROUP CREDITOR INSURANCE

- Primary market: car dealers
- Sales up by 2% despite a drop in car sales
- Number one in Canada, with over 40% of the market

BUSINESS GROWTH

(MILLIONS OF DOLLARS, UNLESS OTHERWISE INDICATED)            2003       2004    VARIATION
                                                         --------   --------   -----------

Insurance and annuity premiums                           2,566.7    2,852.4           11%
 Excluding NBT transfer in 2003 (1)                      2,379.3    2,852.4           20%
                                                         --------   --------    ----------
                                                         --------   --------    ----------
Assets under management and under administration
 Assets under management                                 15,443.9   18,854.6          22%
 Assets under administration                             4,129.6    9,641.1          133%
                                                         --------   --------    ----------
 Total                                                   19,573.5   28,495.7          46%
                                                         --------   --------    ----------
                                                         --------   --------    ----------
Sales(2)
 Individual Insurance                                    128.7      139.9              9%
 Individual Annuities                                    658.7      906.8             38%
 Group Insurance
  Employee Plans                                          53.3       55.7               5%
  Creditor Insurance                                     130.1      132.6              2%
  Special Markets Group (SMG)                             71.5       79.7              11%
 Group Pensions                                          556.4      461.1            (17%)
  Excluding NBT transfer in 2003                         368.9      461.1             25%


Below are some of the sales highlights for 2004.

- INDIVIDUAL INSURANCE - Individual Insurance had an exceptional year in
  2004, with sales for this line of business reaching $139.9 million for the year, the highest sales ever achieved by the Company, and an increase of 9% over 2003. This is higher than industry growth, which recorded a 1% decrease in sales in 2004, enabling this sector to surpass the Company's sales objective of "industry growth plus five percent". Sales are primarily up for the National Accounts network and for our main product, the Universal Life policy, for which the Company is the leader in Canada. With these sales results, the Company was able to improve its ranking to third in Canada in individual life insurance sales, with a market share of 13.2% (ranked fourth in 2003, with 11.9% of the market).

- INDIVIDUAL ANNUITIES - An extremely successful RRSP campaign set the tone for an outstanding year in this sector, with new deposits totalling $906.8 million in 2004, a 38% increase over the previous year. 2004 sales were up for both of the Company's distribution networks and for all product categories, but particularly for segregated funds, which grew by 55% in 2004, a clear sign that investors have not lost confidence in the equity markets. This growth is higher than the mutual fund industry, where sales grew by 28% in 2004. Net segregated fund sales were positive once again, totalling $332.7 million for 2004. As a result, the Company was ranked fourth in Canada, with a market share of 13.7% (11.4% in 2003).

- GROUP INSURANCE EMPLOYEE PLANS - The Group Insurance Employee Plans sector continued to grow in 2004, with sales totalling $55.7 million, an increase of 5% over 2003. While this growth rate is comparable to industry growth (+7%), Company sales for our target group of companies having 50 to 1,000 employees were 17% higher than the previous year, compared to 6% higher for the industry. We were ranked sixth in Canada in our target market, with a market share of 7.1%.

- GROUP CREDITOR INSURANCE - Despite a drop in car sales in Canada, the Creditor Insurance sector managed to end the year with $132.6 million in sales, an increase of 2% over 2003. The Company is the leader in Canada in the group creditor insurance market among automobile dealers, with over 40% of the market.

(1) In the first quarter of 2003, the Group Pensions sector received a special one-time transfer of $187.5 million under a strategic agreement with National Bank Trust (NBT).

(2) Sales are defined as follows for each sector: Individual Insurance and Group Insurance Employee Plans: first year annualized premiums; Individual Annuities, Group Pensions and Special Markets Group (SMG): accounting premiums; Group Creditor Insurance: gross premiums (accounting premiums before reinsurance).

- GROUP INSURANCE: SPECIAL MARKETS GROUP - Special Markets Group (SMG) continues to take advantage of past years' strong sales, with premiums growing 11% in 2004 to end the year at $79.7 million. SMG specializes in certain niche group insurance markets that are not well served by traditional group insurance providers.

- GROUP PENSIONS - Sales for the Group Pensions sector totalled $461.1 million in 2004, 17% lower than in 2003. This decrease can be explained by the special transfer from National Bank Trust in 2003. Without this transfer, 2004 sales would have been 25% higher than the previous year. Over the last five years, Industrial Alliance has recorded average annual growth of 16% in this sector for our core business.

- ADDED VALUE OF SALES - Strong sales growth caused the added value of sales to increase 20% in 2004, to reach $63.8 million ($1.60 per share). This increase is primarily due to strong sales growth in the Individual Annuities sector.

MAIN ACHIEVEMENTS IN 2004

A number of initiatives were carried out in 2004 that will strengthen the competitive position of Industrial Alliance even further in the coming years. Some of the main initiatives include:

- the Company's decision to combine the activities of its National Life subsidiary with its own;
- the purchase of BLC-Edmond de Rothschild Asset Management Inc., a fund manager;
- the signing of a 10-year exclusive distribution agreement with Laurentian Bank for the sale of Industrial Alliance mutual funds;
- the acquisition of a majority interest in FundEX Investments Inc., a mutual fund brokerage firm;
- the purchase of Lynch Investments Inc., a securities brokerage firm;
- the transfer of $53.5 million from the participating policyholders' account to the retained earnings account;
- and the continued pursuit of its development strategy outside Quebec for the Group Insurance and Group Pensions sectors.

All of these initiatives are explained in more detail in this MANAGEMENT'S DISCUSSION & ANALYSIS. They are all part of a bigger strategy whose objectives are: to improve efficiency, to develop the wealth management sector, and to continue our geographic diversification.

GUIDANCE FOR 2005
The Company announced some of the key objectives it will be pursuing in 2005:

- In terms of return on common shareholders' equity, the Company is maintaining its return objective of 13% to 15%. This objective translates into an increase in earnings per share of 10% to 12%.

- In terms of the dividend, as mentioned earlier, the Company is aiming to achieve a dividend payout ratio of around 25% over the next 12 to 15 months, in the middle of its target range of 20% to 30% of sustained earnings. The Company currently pays a quarterly dividend of $0.22 per common share, which corresponds to a payout ratio of approximately 22%.

- In terms of business growth, despite an excellent year for sales in 2004, the Company is confident enough in its strategy to renew its goal of increasing sales by five percentage points more than the industry.

- In terms of solvency, the Company will continue to aim for a solvency ratio that is within the 175% to 200% range.



GROUP INSURANCE:
SPECIAL MARKETS GROUP

- Primary market: niche markets that are not well served by traditional insurance providers

- Sales up by 11%

GROUP PENSIONS

- Sales up by 25% excluding NBT (down 17% including NBT)

MAIN ACHIEVEMENTS IN 2004

- Integration of National Life
- Purchase of BLC-Edmond de Rothschild Asset Management Inc.
- Signing of a 10-year exclusive distribution agreement with Laurentian Bank for the sale of Industrial Alliance's mutual funds
- Acquisition of a majority interest in FundEX Investments Inc.
- Purchase of Lynch Investments Inc.
- Transfer from the participating policyholders' account to the retained earnings account
- Continued development outside Quebec for group sectors

GUIDANCE FOR 2005
- Return on equity of 13% to 15%
- 10% to 12% growth in earnings per share
- Increase of dividend payout ratio to 25% over the next 12 to 15 months
- Sales growth of 5 percentage points above the industry
- Solvency ratio between 175% and 200%

WEALTH MANAGEMENT STRATEGY

- Assets in 2000: none
- Assets in 2004: $8.5 billion


INTEGRATION OF NATIONAL LIFE: IMPACT ON EARNINGS PER SHARE

- Nil in 2005
- $0.05 increase in 2006
- $0.17 increase per year, starting in 2007

CHANGES TO THE CAPITAL STRUCTURE
- Conversion of preferred shares into common shares
- Redemption of the Series 1 and Series 3 Subordinated Debentures
- Issuance of new subordinated debentures
- Transfer from the participating policyholders' account to the retained earnings account

DISTRIBUTION OF CAPITAL

[CHART]

SOLVENCY

- Solvency ratio of 222%, which exceeds the Company's target range of 175% to 200%



UPDATE ON WEALTH MANAGEMENT SECTOR STRATEGY

The Company's wealth management sector strategy continued in full force in 2004, both through acquisitions and organically.

In terms of acquisitions, one of the most significant events of the year was the November 4 announcement of the acquisition of BLC-Edmond de Rothschild Asset Management Inc. (BLCER). As at December 31, 2004, BLCER managed $1.8 billion in assets, which is made up of $911 million in mutual funds, $147 million in private wealth and $725 million in institutional money. This acquisition enabled Industrial Alliance to expand its family of funds and obtain immediate scale in this sector. It also gave the Company access to a new distribution network thanks to a 10-year exclusive distribution agreement with Laurentian Bank. The transaction closed successfully on December 31, 2004.

The Company also increased its interest in FundEX Investments Inc. during the year from 25% to 83.5%. FundEX is a mutual fund brokerage firm based in Ontario. As at December 31, 2004, FundEX administered $4.3 billion in assets.

In addition, the Company's securities subsidiary, Industrial Alliance Securities Inc. (IAS), acquired Lynch Investments Inc., a full-service securities brokerage firm based in Nova Scotia. At the time of the purchase, Lynch had some $70 million in assets under administration. This acquisition enabled IAS to receive the necessary approvals to be registered nationwide. The transaction closed on June 30, 2004, and Lynch was then merged with IAS.

While four years ago the Company had no operations in the wealth management sector, today it has subsidiaries in several segments of this market, including mutual funds (as a manufacturer and distributor), securities, private wealth management and institutional money management. The Company currently has $8.5 billion in assets under administration and management in these segments.

INTEGRATION OF NATIONAL LIFE

The integration of National Life is proceeding as planned. Total restructuring costs are estimated at $12.5 million (after taxes), of which $6.1 million was recognized in the fourth quarter of 2004. In operational terms, the integration will be carried out in 2005 and 2006. The Company estimates that the shareholder net income resulting from the integration will be increased by $0.17 per share, per year, starting in 2007, once the integration is complete. For 2005, this integration will have a neutral impact on profitability; for 2006, earnings per share should increase by $0.05.

CAPITALIZATION

The Company continued to restructure its capital in 2004. The main changes to affect the Company's capital structure were as follows: the conversion of $18.75 million in preferred shares to common shares (the second and last block of preferred shares held by the Caisse de depot et placement du Quebec); the redemption of $60 million in Series 1 Subordinated Debentures; the redemption of $75 million in Series 3 Subordinated Debentures; the issue of $150 million in new subordinated debentures; and the transfer of $53.5 million from the participating policyholders' account to the retained earnings account.

Over the past two years, the Company has redeemed all of its subordinated debentures ($185 million in total), converted all of its preferred shares ($75 million) and issued $150 million in innovative tier 1 capital and $150 million in new subordinated debentures. At the end of 2004, shareholders' equity accounted for 79.0% of the Company's capital.

SOLVENCY

The solvency ratio was 222% as at December 31, 2004, 1 percentage point higher than at the end of 2003. This ratio is well above both the regulatory authority requirements and the Company's objective, which is to maintain a ratio of between 175% and 200%.

This excess capital offers the Company a great deal of financial flexibility. The Company's priorities with respect to the use of excess capital are as follows: financing organic business growth; financing acquisitions, if opportunities arise; increasing the dividend; and buying back common shares.

Note that in the fourth quarter, the Autorite des marches financiers (AMF) modified the requirements regarding the treatment of negative reserves. These modifications, which had no impact on the Company's solvency ratio, led to a shift of capital from tier 2 (temporary capital) to tier 1 (permanent capital), thus improving the quality of the Company's capital. AMF is the regulatory body that governs the Company's activities.

QUALITY OF INVESTMENTS

The overall quality of investments remains excellent, and even improved on many accounts in 2004. This improvement was primarily due to the disposition of a defaulted bond and the settlement of three defaulted mortgage loans, one of which represented approximately 50% of the mortgage arrears. Almost all of the investment quality indices improved in 2004:

- Gross impaired investments decreased from $60.5 million as at December
  31, 2003 ($19.8 million net of provisions) to $47.6 million as at December 31, 2004 ($8.5 million net of provisions). Net impaired investments represented only 0.08% of total investments as at December 31, 2004, compared to 0.20% as at December 31, 2003. Moreover, 82.0% of gross impaired investments were provisioned as at December 31, 2004 (67.3% as at December 31, 2003).

- The bond portfolio had no new bonds in default, and the delinquency rate was 0.02% of the portfolio as at December 31, 2004. The proportion of bonds rated BB or lower, however, increased from 0.13% of the bond portfolio as at December 31, 2003 to 0.24% as at December 31, 2004. Note that bonds rated BB or lower represent only $14.3 million of a bond portfolio totalling $6.1 billion.

- The delinquency rate of the mortgage loan portfolio decreased considerably in 2004, dropping from 0.86% of the portfolio as at December 31, 2003 to 0.32% as at December 31, 2004.

- The occupancy rate of the Company's real estate holdings, which was already excellent, improved in 2004, increasing from 93.9% as at December 31, 2003 to 95.2% as at December 31, 2004.

QUALITY OF INVESTMENTS

(MILLIONS OF DOLLARS, UNLESS OTHERWISE INDICATED)         DECEMBER 31, 2003          DECEMBER 31, 2004
                                                         -----------------          -----------------

Overall quality indices
Gross impaired investments                                           60.5                       47.6
Provisions for losses                                                40.7                       39.1
                                                         -----------------          -----------------
Net impaired investments                                             19.8                        8.5
Net impaired investments as a % of total investments                 0.20%                      0.08%
Provisions as a % of gross impaired investments                      67.3%                      82.0%
                                                         -----------------          -----------------
                                                         -----------------          -----------------
Bonds - Value of the portfolio                                    5,527.9                    6,074.5
Rated BB and lower                                                   0.13%                      0.24%
Delinquency rate                                                     0.03%                      0.02%
                                                         -----------------          -----------------
                                                         -----------------          -----------------
Mortgage loans - Value of the portfolio                           2,490.4                    2,491.8
Delinquency rate                                                     0.86%                      0.32%
Proportion of impaired loans that are insured                        42.2%                      81.0%
                                                         -----------------          -----------------
                                                         -----------------          -----------------
Stocks and market indices - Value of the portfolio                  930.3                    1,081.1
Market/book value ratio                                             102.9%                     104.6%
                                                         -----------------          -----------------
                                                         -----------------          -----------------
Real estate - Value of the portfolio                               425.7                       444.5
Market/book value ratio                                             104.9%                     108.6%
Occupancy rate                                                       93.9%                      95.2%




PRIORITIES FOR THE USE OF EXCESS CAPITAL
- Financing organic business growth
- Financing acquisitions
- Increasing the dividend
- Buying back common shares

SOLVENCY RATIO

[CHART]

QUALITY OF INVESTMENTS

- Net impaired investments: 0.08% of investments
- Provisioned impaired investments: 82.0%
- No new bonds in default in 2004
- Delinquency rate of mortgage portfolio: 0.32%
- Real estate occupancy rate: 95.2%

NON-GAAP FINANCIAL MEASURES

The Company occasionally uses non-GAAP financial measures for presentation and analysis purposes. The non-GAAP financial measures are always clearly indicated, and are always accompanied by and reconciled with GAAP financial measures. The non-GAAP measures are presented in order to facilitate the comparison of results from one period to another and to allow for a better analysis of the Company's business growth and profitability potential. These non-GAAP financial measures do not have a standardized definition and cannot be compared directly with similar measures presented by other issuers. The data related to the embedded value and the added value of sales, as well as adjusted data, are not subject to GAAP.

FORWARD-LOOKING STATEMENTS

This annual report may contain forward-looking statements about the operations, objectives and strategies of Industrial Alliance Insurance and Financial Services Inc., as well as its financial situation and performance. These statements can generally be identified by the use of words such as "may," "expect," "anticipate," "intend," "believe," "estimate," "feel," "continue," or other similar expressions, in the affirmative or negative. These statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially from the Company's expectations include changes in government regulations or in tax laws, competition, technological changes, global capital market activity, interest rates, changes in demographic data, changes in consumer demand for the Company's products and services, catastrophic events and general economic conditions in Canada or elsewhere in the world. This list is not exhaustive of the factors that may affect any of Industrial Alliance's forward-looking statements. These and other factors must be examined carefully and readers should not place undue reliance on Industrial Alliance's forward-looking statements.

ABOUT INDUSTRIAL ALLIANCE

Founded in 1892, Industrial Alliance Insurance and Financial Services Inc. is a life and health insurance company that offers a wide range of insurance products and financial services. The fifth largest life and health insurance company in Canada, Industrial Alliance is at the head of a large financial group--the Industrial Alliance Group--which has operations across
Canada. Industrial Alliance insures over 1.7 million Canadians, employs more than 2,600 people and manages and administers $28.5 billion in assets. Industrial Alliance stock is listed on the Toronto Stock Exchange under the ticker symbol IAG. Industrial Alliance is among the 100 largest public companies in Canada.

PROFITABILITY

Industrial Alliance had another excellent year in 2004 and set a new Company record with shareholder net income of $155.1 million. This income is 13% higher than the restated profit for 2003(1), which translates into diluted earnings per share of $3.89 and return on common shareholders' equity of 13.6%.

2004 profits include a $6.1 million after-tax restructuring charge for the integration of National Life(2), one of the Company's life and health insurance subsidiaries. Excluding this charge, adjusted net income for 2004 was $161.2 million, 18% higher than the restated profit for 2003. This translates into diluted earnings per share of $4.05, an increase of $0.58 compared to the previous year, and return on equity of 14.1% (13.9% in 2003). This return is within the Company's 13% to 15% target range.

Shareholder net income has doubled over the past five years since the Company demutualized, which demonstrates the Company's resilience through volatile equity markets and a very competitive environment. The Company's diverse sources of profits enabled it to fare quite well through the tough economic times in the early part of this decade.

NET INCOME TO SHAREHOLDERS


                                                                                                 Variation
                                                                                                 ---------

                                                                                             2004 vs.    5-year
(Millions of dollars, unless otherwise indicated)   2000    2001    2002    2003(3)  2004      2003      CAGR(4)
                                                    ----    -----   ----    -----    ----    --------    -------
Net income to shareholders                          98.1    103.9   97.4    136.9    155.1   13%         16%
Unusual items(5)                                    (6.0)       -      -        -        -     -           -
Goodwill expense(6)                                  2.9      3.4      -        -        -     -           -
Provision for Teleglobe(7)                             -        -   19.4        -        -     -           -
Restructuring charge for National Life integration     -        -      -        -      6.1     -           -
                                                    ----    -----   ----    -----    -----   -----       -----
Net income to shareholders, adjusted                95.0    107.3  116.8    136.9    161.2   18%          17%



In 2004, the Company continued the momentum set in motion concurrent with the turnaround in the equity markets in the second quarter of 2003, and has now achieved seven consecutive solid quarters. The recovery in the equity markets has provided a boost to the wealth management results (particularly the Individual

---------

(1) The 2003 results were restated after the Company realized that the amount that could be transferred from the participating policyholders' account to the retained earnings account, pursuant to the INSURANCE COMPANIES ACT, had been understated each year since 1981 due to an incorrect application of the calculation method.

(2) The restructuring charge results from the Company's decision, announced on December 1, 2004, to integrate the operations of its National Life subsidiary into those of the parent company.

(3) Restated.

(4) CAGR: Compound Annual Growth Rate (1999 pro forma to 2004).

(5) The unusual item in 2000 represents the net impact of the application of income tax reductions announced during the year in relation to the future income tax liabilities as at January 1, 2000.

(6) Goodwill expense has been adjusted pursuant to the introduction of new accounting rules with respect to the amortization of goodwill.

(7) In the first quarter of 2002 the Company decided to take a full provision on its entire investment in Teleglobe bonds. This reduced the GAAP reported earnings by $27.9 million with a tax offset of $8.5 million for a net reduction of $19.4 million.

PROFITABILITY: INCLUDING RESTRUCTURING CHARGE FOR THE INTEGRATION OF NATIONAL
LIFE

- Record net income of $155.1 million,up 13%

- Diluted EPS of $3.89, up by $0.42

- ROE of 13.6%, within the 13% to 15% target range

- Includes $6.1 million after-tax restructuring charge for the integration of National Life.

PROFITABILITY: EXCLUDING RESTRUCTURING CHARGE FOR THE INTEGRATION OF NATIONAL
LIFE

- Net income of $161.2 million, up 18%

- Diluted EPS of $4.05, up by $0.58

- ROE of 14.1%, within the 13% to 15% target range

Annuities business) and income on capital. The Company also had good experience results in its protection business. Profitability was good in all lines of business, particularly Group Insurance, which recorded high experience gains all year long. Sales and revenues have also shown good growth in all lines of business.

RETURN ON EQUITY (ROE)

The return on equity since demutualization has consistently been above--or close to--14%, when adjusted to show comparable data. ROE reached 14.1% at the end of 2004, well within the 13% to 15% range targeted by the Company.

RETURN ON COMMON SHAREHOLDERS' EQUITY


(In percent)               2000    2001    2002    2003(1) 2004
                           ----    ----    ----    ----    ----
Return on equity           15.0    14.0    11.8    13.9    13.6
Return on equity, adjusted 14.5    14.4    14.0    13.9    14.1


EARNINGS PER SHARE (EPS)

Diluted earnings per share for 2004 (excluding the $6.1 million after-tax restructuring charge for National Life) were $4.05 compared to $3.47 in 2003. Since demutualization, the Company has achieved a compound annual growth rate above 10%, which is in line with the 10% - 12% growth rate provided to the market as a guidance for expected EPS growth. On a quarterly basis, growth in earnings per share has been consistently higher in each quarter, compared to the same quarter the previous year, excluding the impact of the Teleglobe provision in the first quarter of 2002 and excluding the restructuring charge recorded in the fourth quarter of 2004.

DILUTED EARNINGS PER SHARE (EPS)


                                                                                       Variation
                                                                                       ---------
(In dollars, unless otherwise indicated)    2000    2001    2002    2003(2) 2004    2004 vs.    5-year
                                                                                   2003        CAGR(3)
                                           ----    ----    ----    ----    ----    --------    -------
Diluted EPS                                2.59    2.75    2.57    3.47     3.89   12%         15%
Diluted EPS, adjusted                      2.51    2.84    3.09    3.47     4.05   17%         16%


SOURCES OF EARNINGS (SOE)

The Company continues to lead the industry in financial disclosure by providing shareholders with its sources of earnings by line of business. Management believes that sources of earnings reporting will help readers better understand the Company's sources of profits for each line of business, and more importantly, provide an early indication as to the trend in profits. The sources of earnings highlights for 2003 and 2004 are indicated below.

SOURCES OF EARNINGS


(Millions of dollars)            2003(4)          2004
                                 ----             ----

Expected profit from in-force    199.2            231.7
Experience gains (losses)         13.0             18.2
Gain (strain) on sales           (69.4)           (82.4)
Changes in assumptions            (4.7)            (3.7)
                                 ------           ------
Operating profit                 138.1            163.8
Income on capital                 54.7             69.8
Other income                       7.1              0.0
Income taxes                     (59.9)           (72.4)
Other items                       (3.1)            (6.1)
                                 ------           ------
Net income                       136.9            155.1
Net income, adjusted(5)          136.9            161.2


------------------------------

(1) Restated.

(2) Restated.

(3) CAGR: Compound Annual Growth Rate (1999 pro forma to 2004).

(4) Restated.

(5) 2004 figures have been adjusted to exclude the $6.1 million after-tax impact of the restructuring charge pursuant to the integration of National Life. This charge is included in the "Other items" component of the Sources of Earnings.

Expected Profit From In-force - The expected profit from in-force business represents the profit that an insurance company expects to generate on in-force insurance and annuity contracts, if the experience results are in line with the Company's mortality, morbidity, lapse, interest and expense assumptions deemed the most likely.

The Company's expected profit from in-force increased by 16% over the previous year, reaching $231.7 million in 2004. This reflects the continued development and growth of profitable business over the years, including the strong growth of the segregated funds asset base. It also reflects recent emerging experience that the Company expected to maintain in 2004.

Experience gains or losses - The experience gains or losses represent the difference between the expected profit and the realized profit. Experience gains or losses emerge when the experience differs from the assumptions used to establish the expected profit.

The Company recorded experience gains of $18.2 million in 2004 compared to $13.0 million in 2003. Three out of four lines of business recorded experience gains in 2004, led by very strong experience gains in the Group Insurance sector (in contrast, the Individual Insurance sector accounted for the bulk of the experience gains in 2003 as a result of very favourable mortality results). Only the Group Pensions sector reported a small experience loss in 2004. Although the Company is prudent in setting its provisions for future policy benefits, which are based on long-term expectations, experience gains or losses can fluctuate in the short term with the underlying fluctuations in mortality, morbidity and economic conditions.

Gain or strain on sales - Sales over a given period can have a positive or negative impact on earnings; this produces a gain or strain on the income statement. Strain emerges when the provisions for adverse deviation (margin for conservatism) incorporated in the actuarial reserves are higher than the profit margins incorporated into product prices. Note that sales of life insurance products generally produce a strain. The strain is usually recovered as profits in future years as the assumptions used for pricing materialize and the provisions for adverse deviation are no longer required.

The new business strain was $82.4 million in 2004, which is $13.0 million more than the previous year. The higher strain results from a combination of growth in sales this year and the continuing trend in the distribution of new sales in the retail business sectors. The Company continued to maintain its disciplined approach to pricing in 2004 despite the intense price competition in the marketplace.

Changes in assumptions - Changes in actuarial assumptions and methodology measure the impact of any adjustments the actuary deems necessary to better reflect the Company's experience and the environment (economic, financial, demographic, etc.) in which the Company operates.

The Company decided to strengthen the policy reserves by $3.7 million in 2004 as part of its usual year-end assumption update. The reserves were strengthened as follows:

- Individual Insurance - Several assumptions were modified, the three most important being higher lapse rates at renewal on term products, improvement in mortality rates and lower interest rates (net impact: reserves strengthened by $0.5 million);

- Individual Annuities - The valuation method for special guaranteed investment certificates (such as indexed GICs) was refined (net impact: reserves strengthened by $1.9 million);

- Group Insurance - Various minor adjustments were made to the reserves affecting a number of benefits (net impact: reserves strengthened by $1.3 million).

Income on capital - Income on capital represents the income derived from the investments backing the Company's capital, minus any expenses incurred to generate this income. The Company also includes the net profits of its non-life insurance subsidiaries in income on capital.

Income on capital reached $69.8 million in 2004, which is $15.1 million higher than in 2003. The increase in income on capital primarily results from the continued improvement in equity markets, lower debt cost resulting from capital restructuring earlier in the year, a growing capital base, and outstanding profits in the Company's auto & home subsidiary. The profits in this subsidiary jumped from $2.9 million in 2003 to $5.1 million in 2004 on the strength of lower claim and expense ratios.

2004 SOURCES OF EARNINGS

- Expected profit from in-force up 16%, consistent with guidance of a 10% - 12% growth rate

- Experience gains of $18.2 million, led by very strong experience gains in Group Insurance

- New business strain of $82.4 million, $13.0 million more than 2003, due to strong sales growth and changes in product mix

- Policy reserves strengthened by $3.7 million as part of usual year-end assumption update

- Income on capital of $69.8 million, up by $15.1 million, driven by continued improvement in equity markets, lower debt costs, growing capital base and outstanding profits from auto & home insurance subsidiary

- Effective tax rate of 31% (excluding National Life restructuring charge), consistent with management expectations (30% to 31% in the near term)

- Restructuring charge of $6.1 million after-tax with respect to the integration of National Life subsidiary

SOURCES OF EARNINGS BY LINE

- All lines of business, except Group Pensions, ended 2004 with higher operating profits than the previous year

Other income - Other income includes any pre-tax amounts that the Company may receive in the normal course of business, which it considers to be non-recurrent.

In 2003, the Company recorded an amount of $7.1 million under "Other income". This amount was made up of two specific items: an $8.7 million credit under the Quebec government's major investment project assistance program and a one-time charge of $1.6 million on the recapture of reinsurance contracts in the Group Pensions sector.

Income taxes - Income taxes represent the value of amounts payable under the tax laws. Investment income taxes and premium taxes are not included in these amounts. They are considered to be an expense for the purpose of calculating the operating profit.

Income taxes totalled $72.4 million in 2004, $12.5 million more than in 2003. This increase is attributable mainly to increased profits in 2004. The effective tax rate was 31% in 2004, excluding the National Life restructuring charges. The Company expects this rate to remain at around 30% to 31% in the near term.

Other items - This year, the Company recorded a $6.1 million after-tax restructuring charge with respect to the integration of its National Life subsidiary with its own operations (see below for an update on the National Life integration). In 2003 the Company had a non-recurrent charge of $3.1 million relating to the increase in Ontario tax rates.

SOURCES OF EARNINGS (SOE) BY LINE OF BUSINESS - OPERATING PROFIT


All lines of business, except Group Pensions, ended the year with higher operating profit than the previous year. Below is a summary of the operating profit by line of business to better understand the sources of profit and contribution of each business line to the Company's overall results.

SOURCES OF EARNINGS BY LINE OF BUSINESS(1)


                                 Individual    Individual        Group           Group
                                  Insurance     Annuities       Insurance       Pensions

(Millions of dollars)          2003    2004    2003   2004    2003   2004    2003   2004
                               -------------   -----------    -----------    -----------


Expected profit from in-force  126.7   146.6   41.9    46.7   21.2   27.9    9.4    10.5
Experience gains (losses)        9.7     0.2   (0.9)    2.5    1.3   16.3    2.9    (0.8)
Gain (strain) on sales         (57.7)  (70.3) (10.8)  (11.9)   0.0    0.0   (0.9)   (0.2)
Changes in assumptions          (4.3)   (0.5)   0.3    (1.9)   0.3   (1.3)  (1.0)    0.0
                               ------  ------  -----   -----  ----   -----  -----   -----
Operating profit                74.4    76.0   30.5    35.4   22.8   42.9    10.4    9.5
Income on capital               28.2    36.5   12.1    14.6    5.4    8.0     9.0   10.7
Other income                     4.9     0.0    1.5     0.0    1.6    0.0    (0.9)   0.0
Income taxes                   (32.0)  (34.2) (13.5)  (15.7)  (9.9) (17.0)   (4.5)  (5.5)
Other items                     (2.5)   (4.8)  (0.5)   (1.0)  (0.1)  (0.3)    0.0    0.0
                                -----   -----  -----  ------  -----  -----  ------  -----

Net income                      73.0    73.5   30.1    33.3   19.8   33.6    14.0   14.7
Net income, adjusted(2)         73.0    78.3   30.1    34.3   19.8   33.9    14.0   14.7


Individual Insurance - Individual Insurance delivered strong and stable results once again in 2004, with operating profit of $76.0 million, despite absorbing a much higher level of new business strain. These results reflect the solid profitability of the Company's growing in-force block of business. Expected profit from in-force business was up 16% to $146.6 million. Experience gains were in line with expectations in 2004, with recent favourable mortality experience reflected in the expectations for the current year. The strain on new business was up by $12.6 million because of the growth in sales this year and the continuing change in the product mix of new sales. Changes in assumptions resulted in an increase of $0.5 million in actuarial reserves at year-end compared to a $4.3 million increase the previous year.

---------
(1) 2003 figures have been restated.

(2) 2004 figures have been adjusted to exclude the $6.1 million after-tax impact of the restructuring charge pursuant to the integration of National Life. This charge is included in the "Other items" component of the Sources of Earnings.

Individual Annuities - Thanks to the continuing positive equity markets and solid net sales for the year, operating profit was up 16% to $35.4 million. Expected profit was up 11% to $46.7 million based on anticipated high single-digit growth in equity markets. Experience gains were $2.5 million, reflecting even stronger growth in the asset base. New business strain was up $1.1 million from the previous year. Changes in actuarial assumptions resulted in an increase of $1.9 million in reserves at year-end compared to a $0.3 million reduction the previous year.

Group Insurance - Group Insurance had an outstanding year in 2004 on the heels of an excellent year in 2003. Operating profit almost doubled to $42.9 million, and Group Insurance increased its share of the Company's total operating profit to 26%, up from 17% in 2003.

Significant growth in the expected profit from in-force business in 2004 (+32% to $27.9 million) reflects the results of the Company's strategic initiatives in the past few years in the areas of pricing and business growth, as well as continued improvement in experience. On top of this, experience gains for the year were exceptional at $16.3 million, coming from all three Group Insurance sectors - Employee Plans, Creditor Insurance and Special Markets Group. Changes in actuarial assumptions resulted in an increase of $1.3 million in reserves at year-end compared to a $0.3 million reduction the previous year.

Group Pensions - The Group Pensions line of business recorded a 9% decrease in 2004, ending the year with operating profit of $9.5 million. Expected profit from in-force business in 2004 was up 12% to $10.5 million based on anticipated high single-digit growth in equity markets. However, the sector recorded experience losses of $0.8 million in 2004 (unfavourable mortality experience on insured annuities) compared to experience gains of $2.9 million in 2003.

GENERAL EXPENSES

The Company continues to strictly control its general expenses. Excluding investment expenses, general expenses totalled $257.8 million in 2004, up 9% over the previous year. The increase comes mainly from growth in expenses associated with subsidiaries currently in the development phase (primarily in the mutual fund, securities and auto and home insurance sectors), the National Life restructuring charge as well as normal business growth.

NATIONAL LIFE INTEGRATION

On December 1, 2004, Industrial Alliance announced its decision to combine the operations of its Toronto subsidiary, The National Life Assurance Company of Canada, with its own. This integration should allow Industrial Alliance to become an even more efficient organization, thereby allowing the Company to be more competitive and more profitable.

From a legal standpoint, the integration is expected to be completed by December 31, 2005, at the latest, once all necessary approvals have been obtained. From an operational standpoint, the integration should span the next two years (2005-2006).

Total restructuring costs are estimated at $12.5 million (after taxes), of which a $6.1 million charge was accounted for in the fourth quarter of 2004. The Company estimates that the impact on net income of the National Life integration should be nil in 2005 (restructuring charge net of cost savings). However, this integration should be accretive to net income by $2.2 million in 2006 ($0.05 per common share) and by $6.6 million ($0.17 per common share) per year, starting in 2007.

STOCK OPTION PLAN

In accordance with the plan adopted by the Board of Directors in 2001, the Human Resources and Corporate Governance Committee issued new stock options (268,000) in 2004. These new options, which expire in 2014, were issued at a weighted average exercise price of $46.71.

 GENERAL EXPENSES
 (Excluding investment expenses)

[Chart]

NATIONAL LIFE INTEGRATION

- Proceeding as planned

- Impact on EPS:

   -Nil in 2005

   - Accretive by $0.05 in 2006

   - Accretive by $0.17 per year starting in 2007

EMBEDDED VALUE
[CHART]

EMBEDDED VALUE
PER COMMON SHARE
[CHART]

THE COMPANY EXPECTS THE RECURRING PORTION OF EMBEDDED VALUE TO GROW AT A LOW DOUBLE-DIGIT RATE EACH YEAR.

THE EMBEDDED VALUE/BOOK VALUE RATIO CORRESPONDED TO 1.88X AS AT DECEMBER 31, 2003, WHICH IS THE HIGHEST RATIO AMONG ALL CANADIAN INSURANCE COMPANIES THAT HAVE DISCLOSED THEIR EMBEDDED VALUE.

IN 2004, NEW SALES ADDED $1.60 PER SHARE TO THE EMBEDDED VALUE, 19.7% HIGHER THAN THE PREVIOUS YEAR.

EMBEDDED VALUE

Embedded value is one of the best tools life insurance companies have for measuring their economic worth. Not only does embedded value provide the necessary information to estimate the value of a life insurance company, it also allows for a better understanding of the financial dynamics of a company and the various items that affect its performance.

As at December 31, 2003, the date of the most recent valuation, Industrial Alliance's embedded value reached $1.9 billion, an increase of $256 million, or 15.6% compared to 2002. This value corresponds to $48.33 per common share, which gives an idea of the economic worth of each outstanding share, without taking into account the Company's distribution capacity and future sales.

Changes in embedded value from one year to another are affected by several factors. This year, these factors can be divided into four major categories:changes in the capital structure, recurring items, non-recurring items and dividends paid to shareholders.

Certain changes in the capital structure had a direct impact on the embedded value. In April 2003, 75% of the preferred shares issued by the Company were converted into common shares, resulting in a total increase in the embedded value of $56 million (3.4%), but a $0.46 decrease in the embedded value per share. This decrease is due to the dilutive effect resulting from the conversion. In April 2004, the remaining preferred shares were also converted, leading to an additional decrease of $0.08 per share.

Recurring items caused embedded value to increase by 11.1% in 2003 (12.3% in 2002). Recurring items are composed of the added value of new sales and anticipated normal growth. The Company expects the recurring portion of embedded value to grow at a low double-digit rate each year.

Numerous other factors over which insurance companies have little or no control also affect the growth of embedded value. These are the "non-recurring" items. The most significant item in 2003 was the good performance of the financial markets, which greatly contributed to a $45 million (2.7%) increase in the embedded value.

The Company also paid $27 million in dividends to its shareholders in 2003, which represents a 1.6% decrease in the embedded value.

Also note that the $53.5 million transfer from National Life's participating policyholders' account to the retained earnings, announced in December 2004, will result in a $0.66 increase in the embedded value per share in 2004.

EMBEDDED VALUE/BOOK VALUE RATIO

Another interesting measure is the embedded value/book value ratio. This ratio measures the relative value of a life insurance company's stock. At the end of 2003, the embedded value represented 1.88x the Company's book value. This is the highest ratio among all Canadian insurance companies that have disclosed their embedded value.

EMBEDDED VALUE OF NEW SALES

The embedded value of new sales measures the proportion in which new contracts sold during the year contribute to the increase in the embedded value. It also enables a judgment to be made about the profitability of the products and services offered by a life insurance company and the productivity of the company's distribution networks.

In 2004, Industrial Alliance's new sales added $63.8 million or $1.60 per share to the Company's embedded value. This value is 19.7% higher than the previous year. This increase is primarily attributable to steady growth of sales, particularly in the Individual Annuities sector.

EMBEDDED VALUE ADDED IN 2003

                                                    EMBEDDED     CONTRIBUTION  EMBEDDED VALUE
                                                     VALUE        TO GROWTH      PER SHARE
                                                   ($MILLION)        (%)            ($)
                                                   ----------   ------------  --------------

Embedded value as at December 31, 2002                  1,643             --           43.77
Conversion of preferred shares in April 2003(1)            56            3.4           (0.46)
Recurring items
  Expected growth of embedded value                       130            7.9            3.31
  New sales                                                53            3.2            1.35
                                                   ----------   ------------  --------------
  Total of recurring items                                183           11.1            4.66
Non-recurring items
  Experience gains or losses - related to the equity       45            2.7            1.15
  markets
  Experience gains or losses - other                       (9)          (0.5)          (0.23)
  Changes in assumptions                                    8            0.5            0.21
                                                   ----------   ------------  --------------
  Total of non-recurring items                             44            2.7            1.13
                                                   ----------   ------------  --------------
Embedded value as at December 31, 2003, before          1,926           17.2           49.10
dividend
Dividend paid to shareholders                             (27)          (1.6)          (0.69)
                                                   ----------   ------------  --------------
Embedded value as at December 31, 2003                  1,899           15.6           48.41
Dilution related to the conversion of preferred            --             --           (0.08)
shares in April 2004
                                                   ----------   ------------  --------------
Embedded value as at December 31, 2003, diluted            --             --           48.33


----------
(1) The decrease in the embedded value per share results from the fact that the conversion price ($33.14) was lower than the embedded value per share ($43.77).

CAPITALIZATION AND SOLVENCY

SOUND CAPITALIZATION AND A HEALTHY SOLVENCY LEVEL ARE KEY ELEMENTS FOR A LIFE INSURANCE COMPANY'S LONG-TERM SUCCESS. THESE TWO FUNCTIONAL ELEMENTS ARE ESSENTIAL TO ENSURING A LIFE INSURANCE COMPANY'S FINANCIAL SOLIDITY AND GROWTH.

CAPITALIZATION

The Company continued to restructure its capital in 2004. The following main changes were made to the capital structure:

- the redemption of the Series 1 Subordinated Debentures, with a par value of $60 million;

- the redemption of the Series 3 Subordinated Debentures, with a par value of $75 million;

- the issuance of new subordinated debentures, with a par value of $150 million;

- the conversion of $18.75 million in preferred shares held by the Caisse de depot et placement du Quebec into common shares;

- the transfer of $53.5 million from the National Life participating policyholders' account to the retained earnings. This transfer was made after the Company realized that account to the retained earnings account, pursuant to the amount that could be transferred from the participating policyholders'INSURANCE COMPANIES ACT, had been understated each year since 1981, following the incorrect application of the calculation method. This transfer led to a restatement of the January 1, 2003. However, this restatement had no impact on the Company's solvency ratio or debt ratio.

In the last two years, the Company has thus redeemed all of its subordinated debentures ($185 million in total), converted all of its preferred shares ($75 million) and issued $150 million in innovative tier 1 capital and $150 million in new subordinated debentures.

Today, Industrial Alliance's capital structure is made up of three main categories of capital: equity common shares and retained earnings), debt securities (subordinated debentures and other debts) and other items (contributed surplus, currency translation account and participating policyholders' account). At the end of 2004, equity accounted for 79.0% of the capital.

As at December 31, 2004, the Company's capitalization totalled $1.5 billion, a 10% increase compared to December 31, 2003. Most of the growth comes from the net income realized during the year. In the last five years, the Company's capitalization has grown at an average annual rate of 11%.

CAPITAL STRUCTURE

(MILLIONS OF DOLLARS)                    2000      2001       2002     2003(1)      2004
                                      -------   -------    -------     -------   -------
Subordinated debentures                 185.0     185.0      185.0       135.0     150.0
Other debts ("IATS")                       --        --         --       150.0     150.0
Preferred shares                         75.0      75.0       75.0        18.7        --
Common shares                           379.2     382.0      382.0       438.3     458.1
Retained earnings                       316.9     397.6      470.2       627.5     751.7
Contributed surplus                        --        --        3.3         6.5       9.5
Currency translation account              7.4      10.2        7.5        (2.5)     (5.8)
Participating policyholders' account     50.7
                                      -------   -------    -------     -------   -------
Total                                 1,014.2   1,103.2    1,182.5     1,386.7   1,530.8


----------
(1)Restated.

CHANGES TO THE CAPITAL STRUCTURE

- Conversion of preferred shares into common shares

- Redemption of the Series 1 and Series 3 Subordinated Debentures

- Issuance of new subordinated debentures

- Transfer from the participating policyholders' account to the retained earnings account

DISTRIBUTION OF CAPITAL

[CHART]

PRIORITIES FOR THE USE OF EXCESS CAPITAL

- Financing organic business growth

- Financing acquisitions

- Increasing the dividend

- Buying back common shares

SOLVENCY RATIO
(MCCSR)

[CHART]

MCCSR: Minimum Continuing Capital and Surplus
Requirements

DEBT RATIO(1)

[CHART]

NUMBER OF SHARES ISSUED AND OUTSTANDING: 39,744,700 AS AT DECEMBER 31, 2004

SOLVENCY

Overall, the changes made to the capital structure during the year did not lead to any significant change in the Company's solvency ratio. The solvency ratio reached 222% as at December 31, 2004, one percentage point higher than at the end of 2003. This ratio far exceeds the regulatory authorities requirements and the Company's objective of maintaining a ratio between 175% and 200%.

This excess capital offers the Company a great deal of financial flexibility. The Company's priorities with respect to the use of the excess capital are as follows: financing organic business growth, financing acquisitions if opportunities arise, increasing the dividend and buying back shares.

Even though the solvency ratio was relatively stable during the year, several factors put upward or downward pressure on the solvency ratio. Following are some of the main factors that caused the solvency ratio to increase:

- the contribution of net income to the available capital, net of the increase in required capital related to normal business growth;

- the issuance of new subordinated debentures;

- the upturn in the stock markets (which reduced the segregated fund guarantee requirements); and

- the repayment of a commercial loan in default and the decrease in uninsured mortgage loans.

On the other hand, the following factors caused the solvency ratio to decrease:

- the redemption of the Series 1 and Series 3 Subordinated Debentures;

- the increase in goodwill related to acquisitions in 2004, particularly BLC-Edmond de Rothschild Asset Management Inc. and FundEX Investments Inc.; and

- the gradual introduction of the new lapse risk requirements by the regulatory authorities.

Please note that in the normal course of business, the Company generates more capital than is required for its organic growth needs, which increases the solvency ratio. The excess capital thus generated comes primarily from the Company's good profitability.

It should also be noted that the Autorite des marches financiers (AMF) modified the requirements regarding the treatment of negative reserves in the fourth quarter of 2004. These modifications, which had no impact on the Company's solvency ratio, led to a shift of capital), thereby improving the quality of the Company's capital. AMF is the regulatory authority that governs the Company.

DEBT RATIO

The debt ratio was 19.6% as at December 31, 2004. In spite of a net increase in the amount of the subordinated debentures in 2004, the growth of retained earnings caused the decrease by one percentage point compared to the end of 2003. The growth in retained earnings is a direct result of the Company's excellent profitability performance in 2004.

The Company's debt ratio is at a very acceptable level for the credit agencies (see the section below on credit ratings). Thus, the Company still has financial flexibility to leverage its capital structure.

NUMBER OF SHARES

The number of issued and outstanding shares as at December 31, 2004 was 39,744,700, an increase of 399,100 over December 31, 2003. This increase is attributable to the issuance of 444,600 shares following the conversion of preferred shares into common shares, the cancellation of 108,200 unclaimed shares issued at demutualization, the issuance of almost 10,000 shares following the acquisition of a company and the issuance of 52,700 shares subsequent to the exercising of options under the stock option plan.

----------
(1) The debt ratio, expressed as a percentage, is obtained by dividing the subordinated debentures and Industrial Alliance Trust Securities (IATS) by the capital structure.

CREDIT RATINGS

In 2004, the three independent credit agencies that rate Industrial Alliance renewed all of their ratings for the Company with a stable outlook. These ratings confirm the respect its obligations to policyholders and creditors.

CREDIT RATINGS

RATING AGENCY                       TYPE OF EVALUATION                   RATING     OUTLOOK
-----------------      -------------------------------------------    -----------   -------
Standard & Poor's      Financial Strength Rating                      A+ (Strong)    Stable
                       Issuer Credit Rating                                    A+    Stable
                       Subordinated Debentures                                 A-    Stable
                       Industrial Alliance Trust Securities (IATS)           BBB+    Stable
-----------------      -------------------------------------------    -----------   -------
DBRS                   Claims Paying Ability                                 IC-2    Stable
                       Subordinated Debentures                                  A    Stable
                       Industrial Alliance Trust Securities (IATS)      A (low)yn    Stable
-----------------      -------------------------------------------    -----------   -------
A.M. Best               Financial Strength Rating                     A (Excellent)  Stable
                       Issuer Credit Rating                                    a+    Stable
                       Subordinated Debentures                                 a-    Stable
                       Industrial Alliance Trust Securities (IATS)           bbb+    Stable



NORMAL COURSE ISSUER BID

At the beginning of 2005, the Company renewed its normal course issuer bid.

Following the approval of the Toronto Stock Exchange, the Board of Directors of Industrial Alliance has authorized the Company to purchase, through an affiliated company, in the normal course of its activities, from March 1, 2005 to February 28, 2006, up to 1,900,000 of its common shares. These shares represent approximately 4.8% of the common shares issued and outstanding. Under this authorization, the purchases will be made at market prices through the facility of the Toronto Stock Exchange, in accordance with its rules and policies. The common shares thereby purchased will not be cancelled and will remain available for future use. Industrial Alliance believes that the purchase of its common shares would represent an effective use of its funds and would be in the best interests of the Company and its shareholders.

The previous bid ended on December 23, 2004. No common shares were purchased under previous normal course issuer bids.

RENEWAL OF NORMAL COURSE ISSUER BID

PERSONAL
FINANCIAL SERVICES

- INDIVIDUAL INSURANCE

- INDIVIDUAL ANNUITIES

- WEALTH MANAGEMENT

- DEVELOPMENT STRATEGY

NOTE - Refer to the text on pages 18 to 21 for a detailed description of the Individual Insurance and Individual Annuities lines of business.

INDIVIDUAL INSURANCE

- New sales record

- Sales growth of 9%

- Surpassed our "industry + 5%" sales growth objective

- Increased our market share in sales from 11.9% in 2003 to 13.2% in 2004

- Gained one ranking in sales (ranked third in 2004)

- Number one in Canada in Universal Life sales

- Implemented a new Canada-wide distribution structure by distribution network rather than by company

- Numerous improvements to the product line

THE RESULTS OF OUR PERSONAL FINANCIAL SERVICES ACTIVITIES ARE PRESENTED IN FOUR MAIN SECTIONS:

- INDIVIDUAL INSURANCE, WHERE WE PRESENT OUR RESULTS AND ACHIEVEMENTS FOR
2004;

- INDIVIDUAL ANNUITIES, WHERE WE ALSO PRESENT OUR RESULTS AND ACHIEVEMENTS FOR 2004;

- WEALTH MANAGEMENT, WHERE WE TAKE STOCK OF OUR MAIN ACHIEVEMENTS AND ACQUISITIONS IN 2004; AND

- DEVELOPMENT STRATEGY, WHERE WE DESCRIBE THE DIFFERENT COMPONENTS OF THE STRATEGY ADOPTED FOR THE ENTIRE PERSONAL FINANCIAL SERVICES SECTOR.

INDIVIDUAL INSURANCE

The Individual Insurance sector had an exceptional year in 2004. In terms of business growth, this sector surpassed its targeted sales growth objective of five percentage points higher than the industry, recording the highest sales in the Company's history.

From a strategic standpoint, the highlight of the year was definitely the implementation of a common distribution strategy for the Industrial Alliance Group's three life insurance companies. The distribution of individual insurance products is now structured by distribution network rather than by company, which should further strengthen the Company's competitive position in the individual life insurance market.

BUSINESS GROWTH

The Individual Insurance sector recorded very good results throughout the year, with sales for this line of business reaching $139.9 million for the year, the highest sales ever achieved by the Company, and an increase of 9% over 2003. This growth is higher than the industry, which recorded a 1%(1) decrease in sales in 2004, enabling this sector to surpass the Company's sales objective of "industry growth plus five percent".

INDIVIDUAL INSURANCE
BUSINESS GROWTH


(MILLIONS OF DOLLARS, UNLESS OTHERWISE INDICATED)         2000    2001     2002     2003     2004
------------------------------------------------         -----   -----    -----    -----    -----
Sales(2)                                                 125.3   135.6    133.3    128.7    139.9
Growth                                                      10%      8%      (2%)     (3%)      9%
------------------------------------------------         -----   -----    -----    -----    -----
Premiums(3)                                              597.8   642.8    663.9    683.4    763.1
Growth                                                      12%      8%       3%       3%      12%


----------
(1) All data regarding industry sales in the Individual Insurance sector were obtained from LIMRA.

(2) In the Individual Insurance sector, sales are defined as first-year annualized premiums. Sales do not include premiums for business written for members of the Canadian Medical Association (CMA) for 2000 and 2001. CMA business is excluded in order to make the data comparable from one year to another (CMA business was transferred to MD Life, a satellite company that is jointly owned by MD Management (55%) and National Life (45%), a subsidiary of Industrial Alliance).

(3)  Excluding Canadian Medical Association (CMA) business for 2000 and 2001.

With these sales results, the Company was able to improve its ranking to third in Canada in individual life insurance sales, with a market share of 13.2% (ranked fourth in 2003, with 11.9% of the market).

Sales by distribution network are up for all networks. However, the strongest growth came from the National Accounts network in 2004 (up by 43%). We are nevertheless very satisfied with Career network and General Agents network sales as well (up by 6% for each of these networks in 2004), where competition continues to be intense. Note that sales in the General Agents network accounted for 64% of the Company's Individual Insurance sales.

Sales by product were especially favourable for Universal Life policies (up 13%), the Company's flagship product. Universal Life sales benefited from the stock market recovery and the renewed popularity of this product in 2004. This renewed popularity was particularly noticeable among high-income clients, who increased the amounts invested in the "savings" component of their contracts.

Thanks to strong Universal Life sales, the Company was able to preserve its top ranking in Canada, with 18% of the market, a position we have held for several years despite the merging of several big industry players. Universal Life sales accounted for 67% of all sales for the Industrial Alliance Group, compared to 54% for the industry.

Unlike Universal Life sales, term insurance sales were down slightly in 2004 (decrease of 7%). The market is still very competitive for term insurance products. In fact, a number of companies lowered their prices in 2004, in keeping with the downward trend that has prevailed in recent years. Our strategy in this sector is to preserve the gains that we have made while protecting our profit margins.

Strong sales growth in 2004, good business persistency and the recapture of a $30.6 million block of reinsurance boosted the sector's premium income by 12% to reach $763.1 million in 2004.

2004 ACHIEVEMENTS

The most significant achievement was the restructuring of the distribution activities for the Individual Insurance and Annuities sectors of the Group's three life insurance companies. This restructuring, which took effect on January 1, 2005, resulted in the Company's distribution activities being reorganized by distribution network rather than by company. More details on this restructuring are provided in the Development Strategy section for Personal Financial Services.

Considerable achievements were also made on the product front in 2004. Several improvements and innovations were made to our product line in order to strengthen our competitive position in the various target markets served by our distribution networks.

- In Universal Life insurance, we harmonized the pricing of the the implementation of the new Canada-wide distribution strategy. We also made improvements to the underwriting criteria in order to accelerate the contract issue process, and standardized the reinsurance rules for the Group's three life insurance companies.

- In traditional insurance, we launched a new permanent insurance product with a guaranteed cash surrender value. The new features offered by this product are designed mainly for families, and are intended to improve our competitive positioning in this market segment.

- In health insurance, the Company continued to innovate by launching a critical illness product with non-guaranteed premiums. This product is designed to make critical illness insurance more affordable for consumers by sharing the risk between the client and the Company. Improvements were also made to the entire line of critical illness products, including an increase in the number of illnesses covered, the addition of a partial benefit based on the stage of the insured's illness, etc.

- In disability insurance, the Company introduced a new disability insurance rider called the SUPPLEMENTARY INCOME rider. This rider is used to ensure continuity of income when an insured becomes totally disabled due to an accident or illness.

On the technology and administrative fronts, we completed the final phase of a major project to decentralize transactional functions to the Career network branches. Now all branches and representatives in the network can enjoy the advantages of decentralization and benefit from greater flexibility, efficiency and speed of information processing.

SALES BY DISTRIBUTION NETWORK
2004
[CHART]

SALES BY PRODUCT CATEGORY
2004
[CHART]

SALES BY REGION
2004
[CHART]

----------
(1) Includes alternative distribution network sales (primarily financial institutions). This change was made following the implementation of the Industrial Alliance Group's new distribution structure, which is now organized

(2) The "Other" category includes T-100 products, critical illness products and disability insurance products.

INDIVIDUAL ANNUITIES

-  New sales record, with over $900 million in sales

-  Sales growth of 38%

-  Best segregated fund sales--and net sales--in the Company's history

-  Fourth in Canada in net segregated fund sales, with 13.7% of the market

-  Numerous improvements to the product line

SALES BY DISTRIBUTION NETWORK
2004

[CHART]

SALES BY PRODUCT CATEGORY
2004

[CHART]


NET SEGREGATED FUND SALES
$Million

[CHART]

- INDIVIDUAL ANNUITIES

In addition to being an exceptional year for Individual Insurance, 2004 was equally impressive for Individual Annuities. This line of business achieved the targeted sales growth objective of five percentage points above the industry and closed the year with total sales of over $900 million, the highest individual annuity sales in the Company's history.

From a strategic standpoint, like in the Individual Insurance sector, the highlight of the year was the Company's decision to reorganize the distribution activities of the Industrial Alliance Group's three life insurance companies, as well as the implementation of a new marketing strategy whereby the Company now distributes a single line of individual annuities products throughout Canada.

BUSINESS GROWTH

An extremely successful RRSP campaign set the tone for an outstanding year, with new deposits totalling $906.8 million in 2004, a 38% increase over the previous year. In absolute terms, sales for 2004 were the best in the Company's history. It was also the best performance in terms of growth since 1997.

INDIVIDUAL ANNUITIES SALES/PREMIUMS

(Millions of dollars, unless otherwise indicated)          2000      2001       2002     2003     2004
                                                          ----      ----       ----     ----     ----
Sales/premiums(1)                                         613.8     529.1      590.7    658.7    906.8
Growth                                                      29%      (14%)       12%      12%      38%

2004 sales were up for both of the Company's distribution networks and for all product categories, but particularly for segregated funds, which grew by 55% in 2004. This growth is higher than the mutual fund industry, where sales grew by 28% in 2004(2).

These results can be explained by two factors: the strong performance of the stock markets and the excellent returns on our various funds. In this regard, the percentage of our investment fund assets situated above the median in terms of gross returns, over a one-year period, was 72% as at December 31, 2004. The mid-term performances (3-year and 5-year) were also excellent, with more than 82% of our clients' assets surpassing the median gross return for these terms. Over ten years, the percentage of assets situated above the median was 60%. Note as well that the Company's segregated funds include a capital guarantee at death and at maturity that is very attractive to more cautious investors.

Net segregated fund sales were once again positive, totalling $332.7 million for 2004, nearly triple the net sales for 2003. For long-term funds, net sales represented 8.5% of the assets for these funds, which is well above the segregated fund and mutual fund industry combined (5.3%). The Company was ranked fourth in Canada in net segregated fund sales in 2004, with a market share of 13.7%(3). Our market share has grown continually over the past five years, increasing from 4.2% in 2000 to 13.7% in 2004 (11.4% in 2003).

Strong net sales and good stock market performances pushed general fund and segregated fund assets to $5.6 billion, an increase of 12% for the year. This growth comes entirely from segregated funds (up 19% for the year), since general fund assets were stagnant in 2004. As at December 31, 2004, the Company was ranked fourth in Canada in segregated fund assets, with 7.6% of the market (7.4% as at December 31, 2003)(4).

INDIVIDUAL ANNUITIES

FUNDS UNDER MANAGEMENT

(Millions of dollars, unless otherwise indicated)       2000        2001      2002       2003      2004
                                                        ----        ----      ----       ----      ----
General funds                                          1,786       1,722     1,738      1,775     1,771
Segregated funds                                       2,860       2,928     2,795      3,262     3,872
                                                       -----       -----     -----      -----     -----
Total                                                  4,646       4,650     4,533      5,037     5,643
Growth                                                    2%          0%       (3%)       11%       12%

1 In the Individual Annuities sector, sales are defined as premiums. 2 According to the Investment Funds Institute of Canada (IFIC).
3 Source: Investor Economics.
4 Source: Investor Economics.

2004 ACHIEVEMENTS

In addition to reorganizing the distribution activities and marketing the same line of savings products in the Group's three life insurance companies (refer to the Development Strategy section for more details), the Company's achievements included the introduction of several new offerings as well as various improvements to its product line in 2004. Below are just a few examples:

- Addition of three new investment funds to the family of funds offered by Individual Annuities, including the Canadian Equity Fund (Leon Frazer), the spearhead of the Industrial Alliance Mutual Funds subsidiary. The addition of this fund is part of a bigger marketing strategy designed to increase the subsidiaries' funds under management, particularly funds manufactured by Industrial Alliance.

- Revision of investor profile in order to improve on the recommendations regarding the composition of our clients' investment portfolios.

- Implementation of new transactional procedures designed to identify and discourage frequent trading.

- Added flexibility for the education savings plan,including an attractive loan solution that enables parents to benefit from the government subsidies for unclaimed education savings amounts.

- Introduction of four new series of the Principal Guaranteed with an Alternative Investment (PGA) product. Like guaranteed investment certificates (GICs), this product targets clients who are looking for a secure investment, but in this case, are also looking to benefit from the return potential offered by the equity markets.

- Introduction of a distinctive guaranteed investment, offered as a special issue during the 2004 RRSP campaign. What set this product apart was its maturity date (6-year term) and its highly competitive interest rate.

On the technology front, the Group committed itself to continually improving sales and management tools in order to support the business development efforts of representatives in the wealth management sector. Our computerized retirement planning and asset allocation tools are two such examples.

- WEALTH MANAGEMENT

The development of our activities in the wealth management sector continued in full force in 2004, both through acquisitions and organically.

In terms of acquisitions, one of the most significant events of the year was the November 4 announcement of the acquisition of BLC-Edmond de Rothschild Asset Management Inc.(BLCER). As at December 31, 2004, BLCER managed $1.8 billion in assets, which is made up of $911 million in mutual funds, $147 million in private wealth and $725 million in institutional money. This acquisition enabled Industrial Alliance to expand its family of funds and obtain immediate scale in this sector. It also gave the Company access to a new distribution network thanks to a 10-year exclusive distribution agreement with Laurentian Bank. The transaction closed successfully on December 31, 2004, and the company was renamed Industrial Alliance Fund Management Inc.(IAFM).

The Company also increased its interest in FundEX Investments Inc. during the year from 25% to 83.5%. FundEX is a mutual fund brokerage firm based in Ontario. As at December 31, 2004, FundEX administered $4.3 billion in assets.

In addition, the Company's securities subsidiary, Industrial Alliance Securities Inc. (IAS), acquired Lynch Investments Inc., a full-service securities brokerage firm based in Nova Scotia. At the time of the purchase, Lynch had some $70 million in assets under administration. The transaction closed on June 30, 2004, and Lynch was then merged with IAS. This acquisition enabled IAS to receive the necessary approvals to be registered nationwide.

Lastly, the Company completed the acquisition of a fund management shell company called Services de gestion Evolution FM inc., and changed its name to Industrial Alliance Investment Management Inc. (IAIM). IAIM ensures the management of the segregated fund and mutual fund portfolios for the companies of the Industrial Alliance Group, using a team of about fifteen investment professionals. This restructuring will give IAMF and IAFM access to Industrial Alliance's investment managers.

2004 ACQUISITIONS

- Acquisition of BLC-Edmond de Rothschild, a fund manufacturer

- Acquisition of a majority interest in FundEX, a mutual fund broker

- Acquisition of Lynch Investments, a securities brokerage firm

- Acquisition of Services de gestion Evolution FM, an investment manager

WEALTH MANAGEMENT SECTORS DEVELOPED BY INDUSTRIAL ALLIANCE

- Mutual fund manufacturing: $1.0 billion in assets under management

- Mutual fund distribution: $5.7 billion in assets under administration

- Securities distribution: $896 million in assets under administration

- Private wealth management: $147 million in assets under management

- Institutional money management: $725 million in assets under management

While four years ago the Company had no operations in the wealth management sector, today it has operations in five major segments of this market, namely:

- MUTUAL FUND MANUFACTURING - The Company has two subsidiaries in this sector: Industrial Alliance Mutual Funds Inc. (IAMF) and Industrial Alliance Fund Management Inc. (IAFM, formerly BLC-Edmond de Rothschild Asset Management Inc.). IAMF offers a family of 8 mutual funds, while IAFM offers a family of 23 mutual funds, 5 product portfolios and one hedge fund. Some IAMF operations will be integrated with those of IAFM in the coming months. The new entity will manage over $1 billion in mutual fund assets.

- MUTUAL FUND DISTRIBUTION -The Company has two subsidiaries in this sector as well: Investia Financial Services Inc. and FundEX Investments Inc., both mutual fund brokers that offer the funds of the majority of large Canadian investment fund companies. Investia distributes its funds mainly through representatives of the Industrial Alliance Group companies' distribution networks, while Fund EX distributes its funds through nearly 450 licensed advisors, primarily to a high-income clientele. Together, these companies administer $5.7 billion in assets.

- SECURITIES DISTRIBUTION - The Company has one subsidiary in this sector: Industrial Alliance Securities Inc. (IAS). IAS was created in 2002, and is a full-service securities brokerage firm. It distributes its products through more than 100 brokers, and administers close to $900 million in assets.

- PRIVATE WEALTH MANAGEMENT - This is a new segment for the Company, inherited from the acquisition of BLC-Edmond de Rothschild Asset Management Inc. (BLCER). The private wealth management products are distributed primarily by representatives of Laurentian Bank, with which the Company signed a distribution agreement. The Company's private wealth management assets amount to $147 million.

- INSTITUTIONAL MANAGEMENT - The acquisition of BLCER also led the Company to inherit over $700 million in institutional money. The Company was already active in this segment through its Group Pensions line of business, which managed over $350 million in the form of investment only products. The Company plans to continue actively developing this market segment.

In total, the Company currently has $8.5 billion under management and administration in the wealth management sector.

INDUSTRIAL ALLIANCE ASSETS UNDER MANAGEMENT AND ADMINISTRATION IN THE WEALTH MANAGEMENT SECTOR

(Millions of dollars)                                December 31, 2003  December 31, 2004
                                                     -----------------  -----------------
MUTUAL FUNDS - MANUFACTURING
Industrial Alliance Mutual Funds Inc.                        94              111
BLC-Edmond de Rothschild, renamed Industrial
  Alliance Fund Management Inc.                              --              911

MUTUAL FUNDS - DISTRIBUTION
Investia Financial Services Inc.                          1,011            1,469
FundEX Investments Inc.                                   3,514            4,262

SECURITIES - DISTRIBUTION
Industrial Alliance Securities Inc.                         455              896

PRIVATE WEALTH MANAGEMENT
BLC-Edmond de Rothschild, renamed Industrial
  Alliance Fund Management Inc.                              --              147

INSTITUTIONAL MANAGEMENT
BLC-Edmond de Rothschild, renamed Industrial
Alliance Fund Management Inc.                                --              725

In addition to helping the Company build a very good asset base, all of the wealth management sector (nine in total) over the past few years have had an additional objective: to add new distribution networks. By adding these new networks, the Company is aiming to benefit from the convergence taking place in the area of financial product distribution. Many representatives have more than one license to sell financial products, and are increasingly looking to offer their clients a wider range of financial products and services. Our strategy is to work together with them in this regard.

DEVELOPMENT STRATEGY

The development strategy for the Individual Insurance, Individual Annuities and wealth management sectors involves offering, on an individual basis, a line of financial products and services that is as comprehensive as possible in order to meet the diverse needs of our clientele. This strategy has two main components: development of innovative products and access to diversified distribution networks.

Over the last few months, the Company also decided to modify its Canada-wide distribution strategy by reorganizing the distribution activities of the Group's three life insurance companies by network rather than by company.

Lastly, in the wealth management sector specifically, the Company's strategy is to accelerate development by favouring the growth of funds under management, particularly products manufactured by one of the Industrial Alliance Group companies.

Below is a more detailed description of the various components of the reorganization of distribution activities.

1 - REORGANIZATION OF DISTRIBUTION ACTIVITIES FOR THE GROUP'S THREE LIFE
    INSURANCE COMPANIES

From a strategic standpoint, the measure that will likely have the biggest impact in the coming years is the reorganization of the distribution activities for the Individual Insurance and Annuities sectors of the Group's three life insurance companies. This reorganization took effect on January 1, 2005, and resulted in the Company's distribution activities being organized by distribution network rather than by company. Representatives now distribute the Company's products through one of the following three networks:

- the Career network, made up of nearly 1,400 dedicated representatives.
  These representatives distribute the Company's products primarily in Quebec;

- the General Agents network, made up of over 12,000 insurance brokers. These brokers distribute the Company's products throughout Canada, in all market segments, from low-income families to middle- and high-income families; and

- the National Accounts network, made up of some 200 securities brokers and financial planners. These representatives distribute the Company's products throughout Canada, primarily to high-income families, through securities and mutual fund brokerage firms.

Under the new strategy, only one line of individual insurance and annuity products will be offered in all of the Company's distribution networks, thus ensuring better coordination of development and marketing activities nationwide. The strategy also aims to strengthen the Company's positioning in the Canadian market, thereby making the Company even more competitive and profitable.

2 - DEVELOPMENT OF INNOVATIVE PRODUCTS

The Company's products can be divided into two main categories:

- insurance products, which offer coverage against unforeseeable life events; and

- savings products, which cover financial planning needs.

In developing its products, the Company tries to continually adapt to any changes in client needs or market conditions, and to develop innovative products. In the past few years, for example, the Company successfully adapted to its clients' growing interest in new savings proudcts, which is undoubtedly linked to the growth in individual and collective wealth. The development of products like education savings plans, a segment where the Company has been quite innovative compared to its competitors, and the acquisition of mutual fund manufacturers are just two examples of these types of initiatives.

DEVELOPMENT STRATEGY

- Reorganization of distribution activities for the Group's three life insurance companies

- Development of innovative products

- Access to diversified distribution networks

- Acceleration of growth in the wealth management sector

AUTO AND HOME INSURANCE

DIRECT PREMIUMS UNDERWRITTEN
$Million

[CHART]

COMBINED RATE(1)

[CHART]

NET INCOME
$Million

[CHART]


3 - ACCESS TO DIVERSIFIED DISTRIBUTION NETWORKS

Any product development strategy, no matter how good it is, must be backed by an effective distribution strategy. In order to reach as many clients as possible, our approach is to use a combination of several types of distribution networks. Our distribution approach is still rooted in traditional networks of life insurance representatives, i.e. our dedicated network, and independent brokers. We continue to support the growth and repositioning of our dedicated network so it can adapt to the market. Regarding independent distributors, we still favour the long-term development of organizations that subscribe to our business model.

Nevertheless, our traditional networks do not necessarily provide access to the full range of clientele. This is why our initiatives in the last few years have focused on developing non-traditional networks, such as the securities brokers and mutual fund advisors networks.

Moreover, many distributors hold a license in more than one discipline, enabling them to provide clients with a wider range of products and services. With referral agreements, certain distributors can also gain access to complementary products.

4 - ACCELERATION OF GROWTH IN THE WEALTH MANAGEMENT SECTOR

Our strategy in the wealth management sector can be summarized as follows:

- Grow our various wealth management subsidiaries, improve their efficiency and make them profitable; and

- Introduce products that are likely to interest representatives from the new distribution networks (mutual funds and securities, in particular) in order to promote the growth of products manufactured by one of the Industrial Alliance Group companies, starting with segregated funds and mutual funds, and, in a second phase, insurance and annuity products.

AUTO AND HOME INSURANCE

Industrial Alliance markets its auto and home insurance products through its Industrial Alliance Auto and Home Insurance (IAAH) subsidiary. These products are distributed in Quebec to individuals. They are distributed directly, mainly through referrals provided by representatives from the parent Company's Career network (almost 1,400 representatives). Industrial Alliance Auto and Home Insurance has almost 350 employees.

At the beginning of 2000, the parent company implemented an ambitious development plan designed to quintuple the business volume of its auto and home insurance subsidiary and make it a leader in the direct distribution of general insurance in Quebec.

At the end of this five-year plan, all of these objectives have been achieved. In five years, the business volume in auto and home insurance increased from $26 million to $90 million and the company reached the break-even point in 2003, one year earlier than expected.

This success was achieved through an effective program of referrals by the parent Company's Career network representatives, the awareness of the Industrial Alliance brand name in Quebec, constant development of personnel and strict control over operating expenses.

Now that the critical mass has been achieved, the main challenge for Industrial Alliance Auto and Home Insurance for the next few years will be to continue to consistently underwrite new business in a very competitive environment.

To do this, IAAH will continue to rely on the two main distribution systems that have been successful thus far, those being referrals from the parent company's Career network and direct calls from the public. These two development axes are complemented by various additional activities, including on-line quotations and agreements with affinity groups.

------------------------

1 The combined rate is made up of the claims rate and the commissions and expenses rate.

GROUP PRODUCTS AND SERVICES

- GROUP INSURANCE

  - EMPLOYEE PLANS

  - CREDITOR INSURANCE

  - SPECIAL MARKETS GROUP

- GROUP PENSIONS

In addition to distributing its products to individuals through the Individual Insurance and Annuities sectors, the Company distributes a varied range of products to businesses and groups, through the Group Insurance and Pensions sectors.

In the Group Insurance sector, the Company operates in three market segments: employee plans, creditor insurance and special markets.

In the Group Pensions sector, the Company operates in two market segments: accumulation products and insured annuities.

The following pages provide a more detailed description of the business growth, main achievements and development strategies of these various lines of business.

GROUP INSURANCE - EMPLOYEE PLANS

The Group Insurance Employee Plans sector continued to grow in 2004, with a 5% increase in sales and improved business persistency.

From a strategic standpoint, the highlight of the year was undoubtedly the implementation of a new marketing approach whereby the Industrial Alliance Group's products under a single brand--that of Industrial Alliance--throughout all of Canada. This change, which took effect on January 1, 2004, was well received by the market judging by the 28% increase in new sales for the year outside Quebec.

BUSINESS GROWTH

Group Insurance Employee Plan sales totalled $55.7 million in 2004, an increase of 5% over the previous year. Sales were strongest in Ontario (40% of 2004 sales were made in Ontario), and among medium-sized businesses (72% of 2004 sales were made to these companies).

While our growth rate is comparable to industry growth in 2004 (+5% for Industrial Alliance and +7% for the industry), it is higher than the industry for our target group of companies with 50 to 1,000 employees. Our sales were up by 17% in this market segment in 2004, compared to 6% for the industry. Our sales rankings and market shares remained relatively stable in 2004, ranking seventh overall with 3.6% of the market, and sixth for our target group with 7.1% of the market.

Sales growth and good business persistency brought premiums and income from administrative services only (ASO) contracts to $544.5 million in 2004, an increase of 4% over the previous year. This growth is lower than in past years, primarily due to lower growth of medical expenses.

When considered over a longer period, premiums and ASO income have practically doubled since 2000. This is due to several factors: strong sales over the past few years, the signing of the biggest contract in the Company's history (the Bombardier good business persistency and rising health care costs.

NOTE - Refer to the text on pages 22 and 23 for a detailed description of the Group Insurance line of business.

2004 HIGHLIGHTS

- Sales growth of 5%

- Sales growth of 28% outside Quebec

- Improved persistency of in-force three life insurance companies business

- Premiums and ASO income practically double the 2000 results

- Sixth in Canada in our target market of groups with 50 to 1,000 employees, with a market share of 7.1%

SALES BY REGION
2004
[CHART]


SALES BY COMPANY SIZE
2004
[CHART]

2004 ACHIEVEMENTS

- New Canada-wide marketing strategy: marketing under the Industrial Alliance brand name alone

- Customer service survey: very high level of satisfaction

- Implemented an imaging system for disability insurance claims

- Added new functions to Web@dmin, our transactional website: over 500 groups are now connected

- Updated a new Canada-wide standard group insurance contract

- Launched a new critical illness insurance product

GROUP INSURANCE - EMPLOYEE PLANS
BUSINESS GROWTH

(MILLIONS OF DOLLARS, UNLESS OTHERWISE INDICATED)            2000      2001       2002     2003     2004
------------------------------------------------           -----     -----      -----    -----    -----
Sales(1)                                                    37.4      59.1       92.4     53.3     55.7
Growth                                                        (1%)      58%        56%     (42%)      5%
------------------------------------------------           -----     -----      -----    -----    -----
Premiums                                                   276.5     331.6      378.6    426.0    448.4
Income from administrative services only (ASO) contracts    29.0      33.5       43.9     99.2     96.1
                                                           -----     -----      -----    -----    -----
Total                                                      305.5     365.1      422.5    525.2    544.5
Growth                                                        19%       20%        16%      24%       4%


2004 ACHIEVEMENTS

As mentioned earlier, the most significant achievement in 2004 was the implementation of a new marketing strategy on January 1 whereby the products and services for this line of business are distributed under a single brand--that of Industrial Alliance. This strategy was designed primarily to strengthen the positioning of Industrial Alliance in the Canadian market and to provide plan members, sponsors and administrators with competitive tools, management services and insurance coverage.

The strategy was successful. Sales outside Quebec grew very quickly in 2004 (+28%) and the persistency rate for the rebranded groups was very high. Approximately 500 groups were rebranded in 2004, and tens of thousands of member packages were distributed to plan administrators and insureds. Thanks in part to the hard work of the administrative teams in Toronto and Western Canada, the transition went very well. The brand change for in-force National Life and Industrial Alliance PACIFIC groups will be completed in the spring of 2005.

We also conducted a customer service survey among several hundred plan administrators. Overall, the results were very positive, but they enabled us to identify the areas we would benefit most from improving. The survey results were shared with our various clients, including administrators and representatives.

In a further effort to improve the quality of our service, we began implementing an imaging system for disability insurance claims.

The Internet management tool that we offer to plan members and administrators, known as Web@dmin, continues to be very successful. This tool, which is continually being enhanced, is being used by over 500 groups. New functions have been introduced, including the ability to calculate member contributions and taxable benefits. We also made new functions available to members that give them access to more information about their coverage. Representatives also have access to financial information on their clients.

As well, we updated the wording in our standard group insurance contract. This exercise was designed to harmonize our agreements nationwide, and enabled us to make several improvements to various benefits. For example, a return to work clause that better reflects the Company's current disability management philosophy was added to the long-term disability insurance provision.

Lastly, we launched a new critical illness insurance product. Some of this product's feautres include a longer list of covered illnesses, and a new benefit for dependent children. The price of the new product is also more competitive.

----------
(1) In the Group Insurance Employee Plans sector, sales are defined as first-year annualized premiums. 2002 sales include an amount of $50.9 million for the Bombardier contract.

DEVELOPMENT STRATEGY

Industry consolidation continued in 2004, with the mergers and acquisitions of recent years resulting in a greater concentration in the market. As a result, the three largest insurance companies hold approximately two thirds of the Canadian market. Although this consolidation puts pressure on the smaller players, it also creates opportunities for medium-sized companies like Industrial Alliance, particularly with representatives, who are continually demonstrating their desire to have access to a larger pool of insurers.

By marketing our products under a single brand name, we were able to obtain the status of a national insurance company. This kind of status is especially important for groups with operations in different parts of the country, including a number of employers with 1,000 employees or more.

Our strategy for 2005 focuses on the following five elements:

- CANADA-WIDE DEVELOPMENT - In terms of business growth, we will continue our efforts to grow our market share, especially outside Quebec. We will continue our print advertising campaign aimed at industry decision-makers in order to increase the Company's brand awareness. Even though we are well-known among market intermediaries, our goal is to become better known among group insurance decision-makers such as human resources or finance managers and union representatives.

- FOCUS ON THE MEDIUM-SIZED BUSINESS MARKET - Groups with 50 to 1,000 employees will continue to be the Company's primary source of new business. This is a market segment that we know very well, and one where our flexibility and local presence constitute major assets.

- OPPORTUNISTIC TOWARDS LARGER GROUP SALES - Given the success we have had in the medium-sized business market over the past few years, combined with our new nationwide marketing strategy and our strengthened relationships with the actuarial consulting firms, we are confident that we can start to venture much more frequently into the larger business market, namely groups with 1,000 to 5,000 employees.

- STRENGTHENING OF RELATIONSHIPS WITH SELECTED INTERMEDIARIES - We are maintaining our distribution strategy with selected intermediaries with whom we have regular contact, with the goal of becoming the insurer of choice for a growing number of brokers and actuarial consultants. We want to offer value-added service to these intermediaries, particularly with respect to access to financial information concerning their plans.

- IMPROVEMENT OF THE PRODUCT LINE - In terms of products and services, two of the projects that we are planning to carry out are: to launch a special product for expatriate employees and to provide members with a HEALTH and WELL-BEING section on our website.

Lastly, in terms of profitability, we will continue to focus on our key success factors: control of operating expenses, improvement of the business processes, and the continuous monitoring of loss ratios for each benefit and each market segment.

From a marketing standpoint, we are looking to stand out in the market in three ways:

- By being "accessible": this is accomplished by the presence of sales and service teams in all regions of Canada, through an underwriting process that takes into account local conditions, and by dedicated administrative teams in our Toronto and Montreal centres.

- By being "flexible": flexibility is defined as the ability to continually design simple and efficient solutions, which is the case with our health spending account for example, or with our disability management program, which emphasizes the employee's best possible conditions. Flexibility is also defined as the ability to offer flexible employee benefits programs for members from large companies, thanks to our flexible technology tools, such as our Web@dmin transactional site.

- By offering "superior service": service quality is defined as the ability to respond quickly and efficiently to client requests and to implement state-of-the-art technology tools, at competitive prices.

DEVELOPMENT STRATEGY

- Canada-wide development Focus on the medium-sized business market (50 to 1,000 employees)

- Opportunistic towards larger group sales (1,000 to 5,000 employees)

- Strengthening of relationships with selected intermediaries

- Improvement of the product line

FACTORS THAT SET US APART

- Accessibility

- Flexibility

- Superior service

SALES(1)

[CHART]


COMPETITIVE ADVANTAGES

- First in Canada in the creditor insurance market for car dealers, with a market share of over 40%

- The only company with an exclusive and direct distribution system that covers all regions in the country

- Low unit costs resulting from economies of scale due to size of the organization

2004 ACHIEVEMENTS

- Stable production due to the outstanding performance of the distribution network in spite of a challenging market

- Launch of a competitive dealer participation program

- Continued expansion in the Quebec market

- Increased P&C sales

- Strong cost management

DEVELOPMENT STRATEGY

- Continue expansion in Quebec

- Launch new products

- Continue to seek out acquisitions


- GROUP INSURANCE - CREDITOR INSURANCE

In addition to employee benefit plans, the Group Insurance sector also markets Creditor Insurance products (life, disability and critical illness) to automobile and recreational vehicle dealers. These products are offered through an exclusive and direct distribution network all across Canada through a division of Industrial Alliance PACIFIC, a subsidiary of Industrial Alliance. The parent company, Industrial Alliance, also offers some other types of creditor insurance through financial institutions.

BUSINESS GROWTH

In spite of a challenging environment, the Group Creditor Insurance sector had a solid year in 2004. Sales reached $132.6 million, up by 2% over 2003. The main source of growth has been the addition of new accounts among car dealers. In particular, the company enjoyed very strong growth in the Quebec and Alberta markets.

This result was achieved in spite of the fact that the automotive market experienced a decline in 2004, with overall light vehicle sales down 4% in Canada. The main achievement of the Group Creditor Insurance sector in 2004 was thus to continue to grow in a difficult market. This growth is attributable to the strength of an exclusive distribution network.

DEVELOPMENT STRATEGY

The strategy to develop the Group Creditor Insurance division with car dealers relies on three key components:

- Continue to grow the creditor business by taking advantage of the key markets;

- Pursue the expansion across Canada;

- Expand the product portfolio to distribute other non-creditor products that can supplement profitability.

To grow our position further will require the Group Creditor Insurance operation to compete energetically in the marketplace and, at the same time, manage expenses effectively to maintain profitability. The main areas where the Group Creditor operation sees growth opportunities in the market are as follows:

- CONTINUE EXPANSION IN QUEBEC - IAP has experienced significant growth in the Quebec market over the last four years, due to the efforts of a talented distribution team, by leveraging the Industrial Alliance brand awareness in the province. Creditor sales have grown from $10 million in 2000 to an estimated $30 million in 2004.

- LAUNCH NEW PRODUCTS - We will continue to develop new products and improve our current products in the Group Creditor Insurance sector. The dealer reinsurance program will be expanded to include additional P&C products and we will continue to look for opportunities to vertically integrate. The company has been marketing non-creditor products for third party companies for a number of years. We feel that there is a significant opportunity for growth in the sale of non-creditor products and we intend to pursue this vigorously in the future.

- CONTINUE TO SEEK OUT ACQUISITIONS - We intend to continue our efforts to seek out acquisition opportunities in the marketplace.

----------
(1) In the Group Creditor Insurance sector, sales are defined as gross premiums before reinsurance (single premiums).

- GROUP INSURANCE - SPECIAL MARKETS GROUP

The Special Markets Group (SMG) is a division of Industrial Alliance PACIFIC that specializes in certain niche group insurance markets that are not well serviced by traditional group insurance carriers.

SMG offers mainly accidental death and dismemberment (AD&D) insurance marketed to employers and associations, travel medical and health insurance marketed through distribution partners, student health insurance marketed through student unions, student accident insurance marketed through brokers to school boards, and term life insurance marketed to alumni associations and affinity groups.

SMG distributes its products from four regional offices with dedicated sales staff in each office. The four offices are located in Vancouver, Calgary, Toronto and Montreal.

BUSINESS GROWTH

SMG had another strong year in 2004 in terms of premium growth. Premium reached $79.7 million, an 11% increase over 2003. SMG saw premium growth in all areas in 2004, with the largest growth coming from student health and travel. Student health insurance grew in part due to new business and in part due to increased rates. AD&D premium grew through initiatives to expand our presence in Quebec, British Columbia and Ontario through new sales representatives, as well as a focus on the sports accident market. The affinity area showed small increases despite intense pressure from competitors.

2004 ACHIEVEMENTS

The main achievement for SMG in 2004 was growth of profits. SMG managed to leverage a solid reputation in special risk markets to achieve business growth. It is our ambition to utilize our strong market position to become a leader in this marketplace.

DEVELOPMENT STRATEGY AND MARKET OPPORTUNITIES

SMG intends to continue to grow its operations by taking advantage of its strong expertise in special risks, while continuing to expand its operations all across Canada. SMG opportunities for future development of the division are:

- Enhance the AD&D product to compete more easily with group life and health carriers in the traditional employer markets and also with other special risk markets.

- Expand the student health business.

- Exploit new niche markets. SMG niche markets are those that are not well serviced by traditional insurance product carriers. They are markets that do not necessarily fit the business models of many insurance companies. For us to venture into these markets, they must have room to grow and meet corporate profitability goals.

- Continue to build our presence in Quebec. SMG opened an office in Montreal two years ago and expects to be able to leverage the Industrial Alliance brand along with existing product expertise to increase our market share in the province.

SALES(1)

[CHART]

----------
(1) In the Group Insurance Special Markets Group sector, sales are defined as premiums.

COMPETITIVE ADVANTAGES

- Specialist in the AD&D and special risk markets

- Strong reputation in special markets niches

- Low cost producer

2004 ACHIEVEMENTS

- 11% growth in premium in 2004

- Improved profitability over 2003

DEVELOPMENT STRATEGY

- Enhance the AD&D product

- Expand the student health insurance business

- Exploit new niche markets

- Continue to build the Quebec presence

Note - Refer to the text on pages 24 and 25 for a detailed description of the Group Pensions line of business.

SPECIALIZED SERVICE OFFER ADAPTED TO THE NEEDS OF GROUP PENSION PLAN MEMBERS

- Defined contribution plans

- Defined benefit plans

- Supplemental executive retirement plans

- Wide range of investment options

- Variety of insured annuity types

- Institutional management services


NEW HEIGHTS ACHIEVED IN 2004

- New plan sales

- Recurring premium growth

- Net fund entries

- Funds under management


GROUP PENSIONS

The Group Pensions line of business surpassed all its business growth objectives in 2004. The sector continued its momentum in the accumulation product market, recording new highs in both new plan sales and recurring premium growth, as well as making very good progress outside Quebec.

On the insured annuities front, this line of business achieved much higher results than expected, greatly surpassing the objectives set at the beginning of the year. The results for the year, however, are in line with the general trend of the last few years.

BUSINESS GROWTH

Overall sales totalled $461.1 million in 2004, 17% lower than in 2003. This decrease can be explained by the special transfer from National Bank Trust in 2003. Without this transfer, 2004 sales would have been 25% higher than the previous year. During the last five years, Industrial Alliance recorded average annual growth of 16% on its regular operations.

GROUP  PENSIONS
SALES(1)

                                                                                                   VARIATION
                                                                                               2004 VS.   5-YEAR
(MILLIONS OF DOLLARS, UNLESS OTHERWISE INDICATED)         2000     2001   2002    2003   2004    2003     CAGR(2)
                                                          ----     ----   ----    ----   ----    ----     -------
Accumulation products                                     553.4    273.1  405.4   446.5  361.3   (19%)      (7%)
  CMA business(3)                                         413.7    172.0     --      --     --     --        --
  NBT transfer(4)                                            --       --  186.6   187.5     --     --        --
                                                          -----    -----  -----   -----  -----   -----     -----
Accumulation products, adjusted                           139.7    101.1  218.8   259.0  361.3    39%       31%
Insured annuities                                          63.1    133.9   86.0   109.9   99.8    (9%)      (5%)
                                                          -----    -----  -----   -----  -----   -----     -----
Total                                                     616.5    407.0  491.4   556.4  461.1   (17%)      (6%)
Total, adjusted                                           202.8    235.0  304.8   368.9  461.1    25%       16%

ACCUMULATION PRODUCTS

Sales of accumulation products totalled $361.3 million in 2004, an increase of 39% excluding the special transfer from National Bank Trust. Two factors contributed to this growth:

- Recurring premiums totalling $192.1 million (a new high), which is 21% higher than the previous year. Recurring premiums include regular member contributions, which are collected from in-force group clients. These recurring premiums make up our core business in this sector, which is the business we are seeking to grow from year to year. In 2004, the growth of this core business resulted from our outstanding new plan sales results and the excellent persistency rates of in-force plans.

- New group transfers representing $169.2 million, a new record for the sector. This corresponds to a 70% increase over the previous year, excluding the transfer from National Bank Trust in 2003.

INSURED ANNUITIES

It was also a good year for insured annuities. Although results were 9% lower than the previous year, they were higher than expectations, which were revised in accordance with our desire to maintain our disciplined pricing approach.

Note that, like accumulation products, insured annuities are subject to strong fluctuations from one year to another due to the size of the plans concerned, which can sometimes be quite large.

---------------
(1) In the Group Pensions sector, sales are defined as premiums.
(2) CAGR: Compound Annual Growth Rate.
(3) CMA: Canadian Medical Association. The CMA business is excluded from the data because it was transferred to a satellite company, MD Life, which is jointly owned by MD Management (55%) and National Life (45%), a subsidiary of Industrial Alliance.
(4) NBT: National Bank Trust. At the end of 2001, the Company signed a strategic agreement with National Bank Trust to manage the pension plans distributed by this company. This agreement resulted in a transfer of $374.1 million in premiums from National Bank Trust to Industrial Alliance. This transfer was carried out on two dates: January 1, 2002 and January 1, 2003.

FUNDS UNDER MANAGEMENT

Funds under management surpassed the $4 billion mark to reach $4.1 billion as at December 31, 2004, a 10% increase over the end of the previous year.

GROUP PENSIONS
FUNDS UNDER MANAGEMENT

                                                                   AS AT DECEMBER 31                 VARIATION
                                                          -------------------------------------  ---------------
                                                                                                2004 VS. 5-YEAR
(MILLIONS OF DOLLARS, UNLESS OTHERWISE INDICATED)         2000     2001   2002    2003    2004    2003   CAGR(1)
                                                          ----     ----   ----    ----    ----  -------- -------
Accumulation products(2)                                  1,095    1,048  1,333   1,799   2,120     18%     17%
Insured annuities                                         1,562    1,640  1,652   1,905   1,936      2%      4%
                                                          -----    -----  -----   -----   -----     ---     ---
Total                                                     2,657    2,688  2,985   3,704   4,056     10%     10%


- With respect to accumulation products, high net fund entries and strong equity markets pushed funds under management to $2.1 billion as at December 31, 2004, an increase of 18% over 2003. We are particularly satisfied with the net fund entries since this was the first time we surpassed the $100 million mark, ending the year at $175.0 million, almost double the net entries for the previous year. This increase can be explained by improved relations with distributors, better business persistency due primarily to an enhanced product and service offer, the geographic expansion of our distribution sources, and an increase in new plan sales.

GROUP PENSIONS
NET FUND ENTRIES

(Millions of dollars)               2002                    2003             2004
                                    ----                    ----             ----
Fund entries, excluding NBT         218.8                   259.0            361.3
Disbursements                       155.7                   169.0            186.3
                                    -----                   -----            -----
Net fund entries                     63.1                    89.9            175.0


- With respect to insured annuities, the growth of funds under management was more challenging since the sector makes a lot of payouts to annuitants, putting downward pressure on assets. Given the size of the in-force business block, the sector's sales would have to be higher than they currently are in order to see significant growth in the portfolio's assets.

2004 ACHIEVEMENTS

2004 was a very eventful year that included the implementation of a Canada-wide sales team, which could prove to be the cornerstone of our future development, and the continued enhancement of our product and service offer. The primary action plans carried out in 2004 were:

- the expansion of our Canada-wide operations. We opened two new offices in Western Canada, one in Vancouver and one in Calgary, and strengthened the sales teams in the Halifax, Montreal and Toronto offices;

- the introduction of innovative retirement planning software. This software is used to determine how much money a member needs to save in order to ensure a comfortable retirement, thereby meeting one of the new capitalization plan guidelines set out by the regulatory authorities;

- the automatic production of customized enrolment forms by our administration system, thereby meeting the growing demand of large plan policyholders for a service offer adapted to their needs;

- the introduction of new applications on our secure extranet site, including the ability to enrol on-line, thereby facilitating the group plan enrolment process.

---------------
(1) CAGR: Compound Annual Growth Rate.
(2) Excluding Canadian Medical Association (CMA) business for 2000 and 2001 (see note 3 on page 56).


2004 ACHIEVEMENTS

- Expansion of our Canada-wide operations
- Introduction of innovative retirement planning software
- Automatic production of customized enrolment forms
- New extranet applications

DEVELOPMENT STRATEGY

- Focus on accumulation products

- Canada-wide development

- Focus on medium-sized business market

- Growth of distribution networks

- Enhanced product and service offer

ACCUMULATION PRODUCTS
ASSETS UNDER MANAGEMENT BY REGION
December 31, 2004

[CHART]

INSURED ANNUITIES
ASSETS UNDER MANAGEMENT BY REGION
December 31, 2004

[CHART]

FACTORS THAT SET US APART

- Accessibility
- Flexibility
- Innovation
- Service

DEVELOPMENT STRATEGY

Our development strategy consists of the following five components:

- Focus on accumulation products - Though we will not neglect the insured annuities market, we will continue to focus on the accumulation product market in 2005.

  - We are focusing on the accumulation product market because this is a growing market (due in part to the aging of the population) with low capital requirements and in which the Company has considerable expertise, both with full service products and institutional management. With respect to institutional management, the acquisition of BLC-Edmond de Rothschild Asset Management Inc. at the end of 2004 enabled us to grow our business volume in this segment, which we want to continue developing.

  - With respect to insured annuities, Industrial Alliance is one of the top three insurers in Canada. For several years now, the Company has sold a little over a quarter of all new business in this market. Although there are not a lot of players in this market, insured annuities have high capital requirements, primarily due to the long-term mortality risks. Our objective in this market is to preserve the gains we have made while seeking to achieve a good balance between our growth and profitability requirements.

- Canada-wide development - Currently, 85% of the Company's Quebec, while 69% of insured annuity assets come from outside Quebec. Our objective for the next few years is therefore to continue growing our business outside Quebec, particularly for accumulation products, so we can be recognized as a Canada-wide player in this market, as we are in the insured annuities market. We are already heading in the right direction, because in 2004, 35% of new plans sold for accumulation products came from outside Quebec.

- Focus on medium-sized business market - We will continue to target primarily the medium-sized business market made up of 100 to 1,000 employees, while seeking to take advantage of opportunities to obtain larger plans as well. Industry consolidation has created a shortage of insurers in the market, and we plan to continue to offer potential clients and distributors another alternative for purchasing their products.

- Growth of distribution networks - In order to increase our pool of business opportunities, which has already grown considerably, we also want to increase the number of producers Canada-wide with whom we have a preferred business relationship. We want distributors to recognize us as a "partner they can trust".

- Enhancement of product and service offer - Lastly, we will continue to enhance our product and service offer, particularly in terms of technology tools for retirement planning, Internet access and the range of funds offered.

From a marketing standpoint, we strive to stand out from our competitors by focusing on four key elements: accessibility, flexibility, innovation and service.

- Accessibility - For us, accessibility has two components: geographic accessibility, whereby we seek to make our products available throughout Canada, and accessibility in terms of our availability to the distribution networks.

- Flexibility and innovation - For us, the words "flexibility" and "innovation" mean being a service provider that is attentive to its clients' needs, and one that is ready and willing to adapt its product and service offer to meet specific needs. Some of the innovations that demonstrate our expertise and our desire to adapt to client needs are: dynamic asset management services, personalized investment solutions, tools favouring increased integration of the assets and liabilities of defined benefit plans, as well as training applications for market intermediaries operating in our sector and applications for pension plan members.

- Service - Lastly, our view of service means having specialized sales teams that are able to work with the various distribution networks quickly and efficiently to promote our products, assist brokers in the sales process, and meet the needs of plan sponsors and members. This also means supporting these sales teams with administrative teams that have the skills and experience to provide fast, high-quality service (Industrial Alliance has a very high staff retention rate).

All in all, our goal is to be recognized as a dynamic, Canada-wide service provider, combining accessibility, flexibility, innovation and quality service.

INVESTMENTS

The Company's investment activities are divided into three sectors:

- The General Fund and Segregated Fund Investments sector. This sector is in charge of managing bonds, stocks, derivative products and short-term investments, asset-liability matching, establishing interest rates for products offered by the Company, as well as segregated fund management;

- The Mortgage Loan sector. This sector is in charge of underwriting and managing residential and commercial mortgage loans;

- The Real Estate Investment sector. This sector is in charge of the development and management of the Company's real estate holdings.

The investment operations are combined under a common leadership for the Industrial Alliance Group. However, the managers are based in three cities:
Quebec City, Toronto and Vancouver. This structure makes optimal use of resources and has all companies in the Group benefit from the knowledge and expertise developed by each one.

ASSET GROWTH AND COMPOSITION

Assets under management and under administration made a substantial jump in 2004, reaching $28.5 billion as at December 31, 2004, a 46% increase for the year. The main drivers behind this growth during the year were: the purchase of BLC-Edmond de Rothschild Asset Management Inc. ($1.8 billion in assets), the acquisition of a majority interest in FundEX Investments Inc. ($4.3 billion in assets), strong growth of premium income, the good stock market performance and solid growth of the wealth management subsidiaries, including Investia Financial Services Inc. and Industrial Alliance Securities Inc., whose assets grew by some $450 million each during the year.

Today, the Company's assets are made up of four major categories:

- general fund assets under management, which totalled $11.1 billion as at December 31, 2004, up 7% compared to December 31, 2003 (average annual growth of 3% in the last five years);

- segregated fund assets, which totalled $5.9 billion, which corresponds to 17% growth during the year (average annual growth of 24% in the last five years);

- other assets under management, which totalled $1.9 billion as at December 31, 2004, compared to $94 million as at December 31, 2003. These assets include the assets of the Company's fund management subsidiaries, whose operations began at the beginning of 2003;

- assets under administration, which totalled $9.6 billion as at December 31, 2004(1), a 133% increase in 2004 (the Company did not have any assets under administration five years ago).

---------------

(1) Assets under administration include the assets of the trust company (Industrial Alliance Trust Company), third party assets which are administered by the mutual fund brokerage firms (Investia Financial Services Inc. and FundEX Investments Inc.), the assets of a satellite company, MD Life, managed by Industrial Alliance, and the assets of the securities company (Industrial Alliance Securities Inc.).

Note - Refer to the text on page 26 for a description of the Investment sector and some of the Company's main investment policies.

46% asset growth in 2004


GROWTH OF ASSETS

[CHART]

80.7% of investments are made up of fixed-income securities

Excellent overall quality of investments

COMPOSITION OF INVESTMENTS
As at December 31, 2004

[CHART]

NET IMPAIRED INVESTMENTS
AS A PERCENTAGE OF INVESTMENTS

[CHART]



NET INVESTMENT INCOME

Net investment income totalled $696.9 million in 2004, compared to $677.3 million for 2003, an increase of $19.6 million. The portion of this income attributable to Universal Life policy index accounts (and which therefore does not impact the Company's profit) decreased by $21.2 million. This means that the investment income affecting the Company's net income and matching products other than the Universal Life policy, grew by $40.8 million in 2004. A good portion of the growth of investment income is explained by the increase in assets and the stock market upturn.

NET GENERAL FUNDS INVESTMENT INCOME


(MILLIONS OF DOLLARS)                             2003           2004          VARIATION
                                                  ----           ----          ---------
Net investment income                             677.3          696.9           19.6
Minus: Amounts attributable to Universal Policy
   index accounts                                  56.9           35.7          (21.2)
                                                  -----          -----          ------
                                                  620.4          661.2           40.8

DISTRIBUTION OF INVESTMENTS BY CATEGORY OF ASSETS

In accordance with sound asset management principles, the Company's investments are well diversified among issuers and operating sectors, as well as geographically. The investments related to the Company's insurance and annuity operations are mostly concentrated in fixed-income securities (particularly bonds and mortgage loans). The assets related to the Company's surplus are essentially used for long-term growth and the optimization of the after-tax return.

Hence, at the end of 2004, 57.2% of the Company's investments were invested in bonds and 23.5% in mortgage loans, for a total of 80.7% in fixed-income securities. The proportion of fixed-income securities has remained relatively stable over the last few years.

QUALITY OF INVESTMENTS

The overall quality of investments remains excellent. In fact, in several regards it even improved in 2004, owing to the disposition of a defaulted bond and the settlement of three defaulted mortgage loans, one of which represented approximately 50% of the mortgage arrears. Almost all quality indices improved in 2004.

Hence, gross impaired investments (excluding insured loans) decreased from $60.5 million as at December 31, 2003 to $47.6 million as at December 31, 2004. There were provisions for 82.0% of gross impaired investments as at December 31, 2004 (67.3% as at December 31, 2003). Net impaired investments, excluding insured loans, decreased from $19.8 million as at December 31, 2003 to $8.5 million as at December 31, 2004. Net impaired investments represented just 0.08% of total investments as at December 31, 2004, compared with 0.20% as at December 31, 2003.

Net impaired investments are made up of bonds and conventional mortgage loans that are three or more months in arrears, restructured loans and other defaulted investment securities, taking into account any provisions set up in consideration of these assets.

OVERALL INVESTMENT QUALITY INDICES
(Excluding Insured Loans)

(MILLIONS OF DOLLARS, UNLESS OTHERWISE INDICATED)          2000      2001      2002     2003     2004
                                                           ----      ----      ----     ----     ----
Gross impaired investments                                 35.7      39.8      60.4     60.5     47.6
Provisions for losses                                      14.3      15.7      41.1     40.7     39.1
                                                           ----      ----      ----     ----     ----
Net impaired investments                                   21.4      24.1      19.3     19.8      8.5
Provisions as a % of gross impaired investments            39.9%     39.1%     68.0%    67.3%    82.0%

BOND PORTFOLIO

In accordance with the rules defined in the investment policies, the Company invests in bonds whose credit rating is BBB low or higher when they are acquired. These ratings are based on the credit rating assigned by a recognized rating agency. In the event no evaluation is available from a recognized rating agency, the Company uses an internal method to evaluate the quality of the securities in question. The Company also invests in bonds issued through private placements.

No bonds defaulted during the year and the bond portfolio continues to be of very good quality. As at December 31, 2004, 92.6% of the bond portfolio was made up of quality A or higher bonds. Bonds rated BB and lower (0.2% of the portfolio) represented just $14.3 million of a $6.1 billion bond portfolio.

The Company also invests in bonds issued through private placements. These bonds generally offer higher returns, greater access to information from issuers and more favourable conditions than those comparable securities placed with public companies. However, bonds issued through private placements do not benefit from the same level of liquidity.

DISTRIBUTION OF THE BOND PORTFOLIO
BY CATEGORY OF ISSUER

(IN PERCENT, UNLESS OTHERWISE INDICATED)       2000       2001       2002       2003       2004
---------------------------------------     --------   --------   --------   --------   --------
Book value of bonds ($million)              3,874.5    4,193.2    4,686.4    5,527.9    6,074.5
Distribution by category of issuer
  Governments(1)                               51.9       52.4       55.1       59.2       64.5
  Municipalities                                1.7        1.2        2.5        1.8        1.7
  Public companies                             34.1       32.9       28.2       26.0       22.4
  Private companies                            12.3       13.5       14.2       13.0       11.4
                                            --------   --------   --------   --------   --------
  Total                                       100.0      100.0      100.0      100.0      100.0
Delinquency rate                                0.00       0.03       0.03       0.03       0.02


MORTGAGE LOANS PORTFOLIO

The mortgage loan portfolio is of very good quality, even better than as at December 31, 2003. The delinquency rate of the mortgage loan portfolio improved considerably during the year, from 0.86% of the portfolio as at December 31, 2003 to 0.32% as at December 31, 2004. As previously indicated, the favourable settlement of a commercial mortgage loan greatly contributed to this improvement. The data on the delinquency rate takes into account insured and uninsured loans. According to a survey by the Canadian Life and Health Insurance Association (CLHIA), the delinquency rate for the industry was 0.16% at the end of 2004. Of the amounts in arrears, 81.0% are related to insured loans (42.2% in 2003). For uninsured loans, the amount is limited to 75% of the value of the property when the loan is granted.

Virtually all mortgage loans are secured by first mortgages. Furthermore, as at December 31, 2004, 52.8% of the portfolio was made up of insured loans and 75.9% of the loans were secured by single-family or multi-unit residential properties.

DISTRIBUTION OF THE MORTGAGE LOAN PORTFOLIO
BY TYPE OF PROPERTY AND OTHER QUALITY INDICES


(IN PERCENT, UNLESS OTHERWISE INDICATED)             2000        2001        2002        2003        2004
-----------------------------------------------   --------    --------    --------    --------    --------
Book value of mortgage loans ($million)           2,729.6     2,660.4     2,526.5     2,490.4     2,491.8
Distribution by type of loan
  Insured loans                                      39.3        40.9        45.3        48.6        52.8
  Conventional loans                                 60.7        59.1        54.7        51.4        47.2
                                                  --------    --------    --------    --------    --------
  Total                                             100.0       100.0       100.0       100.0       100.0
Delinquency rate
  Insured loans                                       0.48        0.27        0.80        0.75        0.50
  Conventional loans                                  0.08        0.62        0.69        0.97        0.13
  Total                                               0.23        0.48        0.74        0.86        0.32
Proportion of delinquent loans that are insured      80.4        23.3        49.0        42.2        81.0


----------
(1)Government issuers and those with a direct or indirect equivalent guarantee, excluding municipal issuers.

NO BONDS DEFAULTED DURING THE YEAR

BONDS BY CREDIT RATING
As at December 31, 2004
[CHART]

GREATLY IMPROVED MORTGAGE PORTFOLIO

MORTGAGE LOANS
BY TYPE OF PROPERTY
As at December 31, 2004
[CHART]

Stock market fluctuations have very little direct impact on the Company's net income, since 66.4% of the stock and market indices portfolio was composed of assets that are used for matching the Company's very long-term commitments and Universal Life insurance policies

95.2% occupancy rate of the real estate portfolio as at December 31, 2004

REAL ESTATE BY TYPE
As at December 31, 2004
[CHART]

Very strict matching difference in duration of 0.12 years


STOCK PORTFOLIO

Investments in equity securities are used to match very-long-term commitments, to cover the commitments on certain Universal Life policies, or to invest a portion of the Company's capital. The management strategy for the stock portfolio tends to maximize the after-tax return through investments in preferred shares, high dividend shares, market indices and segregated funds. The Company favours a policy of diversification by industrial sector and by issuer to limit its vulnerability to risk and to participate in the growth of all primary economic sectors.

DISTRIBUTION OF THE STOCK PORTFOLIO
BY CATEGORY OF STOCK


(IN PERCENT, UNLESS OTHERWISE INDICATED)          2000     2001     2002     2003      2004
--------------------------------------------    -----    -----    -----    -----    -------
Book value of the stock portfolio ($million)    707.9    703.2    720.1    930.3    1,081.1
Distribution by category of stock
  Common shares                                   4.6      7.4      6.1      4.1        4.1
  Preferred shares                               31.6     29.8     32.4     24.8       21.6
  Market indices                                 13.6     19.3     15.3     11.1       12.0
  Investment fund units                          50.2     43.5     46.2     60.0       62.3
                                                -----    -----    -----    -----    -------
  Total                                         100.0    100.0    100.0    100.0      100.0


Note that stock market fluctuations have very little direct impact on the Company's net income. In fact, 66.4% of the stock and market indices portfolio, which totalled $1,081.1 million at the end of 2004, was composed of assets that are used for matching the Company's very long-term commitments and Universal Life insurance policies. Any fluctuation in the value of these assets has virtually no impact on the Company's income. Furthermore, 18.4% of the portfolio is made up of preferred shares backing capital.

REAL ESTATE PORTFOLIO

As at December 31, 2004, the book value of real estate totalled $444.5 million, which represented 4.2% of total investments. According to Company policy, the real estate portfolio cannot exceed 5% of the Company's total investments.

The occupancy rate of the Company's real estate portfolio, which was already excellent, improved during the year, increasing from 93.9% as at December 31, 2003 to 95.2% as at December 31, 2004. The Company's occupancy rate compares very favourably with that of commercial properties in large Canadian cities. Office buildings account for almost three quarters of real estate investments.

OCCUPANCY RATE OF THE REAL ESTATE PORTFOLIO

(IN PERCENT, UNLESS OTHERWISE INDICATED)        2000     2001     2002     2003     2004
---------------------------------------       -----    -----    -----    -----    -----
Book value of real estate ($million)          392.3    424.9    436.0    425.7    444.5
Occupancy rate                                 96.7     96.3     92.1     93.9     95.2



OTHER INVESTMENTS

The category "other investments" (4.9% of the investment portfolio) is made up of cash and cash equivalents, policy loans (primarily insurance contracts, except for term insurance contracts, allow policyholders to obtain a loan on the surrender value of their contracts), short-term investments and other investments.

ASSET AND LIABILITY MATCHING

Although obtaining a steady improvement in returns is a day-to-day concern of the Company's portfolio managers, our general fund investment policies focus primarily on capital protection and the maintenance of strict matching between the asset and liability financial structures in order to protect the Company against the risks associated with interest rate and market value fluctuations.

As at December 31, 2004, the spread between the duration of Company assets and liabilities was 0.12 years, well within the +/-0.25-year tolerance level stipulated by our investment policies. This statistic excludes the very-long-term commitments portion of the individual insurance and annuities products for which we favour an active management strategy aimed at maximizing the return of a high-quality investment portfolio.

DERIVATIVE PRODUCTS (SWAPS)

The Company holds swap contracts that are calculated according to a notional amount of $438.1 million as at December 31, 2004 ($396.1 million as at December 31, 2003). These agreements are used for improving the return and managing financial risks, in particular those associated with interest rate and market value fluctuations.

The maximum credit risk, which corresponds to the amounts payable to us by the various counterparties, was $11.1 million as at December 31, 2004 ($9.6 million as at December 31, 2003). The future credit risk associated with these agreements, which represents the amount that the counterparties could eventually owe us according to various market scenarios, is $18.6 million as at the same date ($17.7 million as at December 31, 2003). All counterparties with whom we have signed such agreements are high quality financial institutions.

INVESTMENT FUND GROWTH AND PERFORMANCE

The Company's segregated fund assets totalled $5.9 billion as at December 31, 2004. These assets were made up of investment funds ($5.4 billion) and separate funds and others ($0.5 million). The following section covers investment funds only.

Industrial Alliance offers a wide variety of investment funds designed for its individual and group clients. As at December 31, 2004, Group Pensions offered 50 funds, while Individual Annuities offered 43. Even though certain funds are offered to Individual Annuity and Group Pension clients alike, given the specific needs of these different clients, certain funds are specific to each sector.

In 2004, Individual Annuities and Group Pensions consolidated their investment fund offering. Several funds were added and others were closed. These changes enhanced the quality and depth of the service offering. The two fund families offer excellent diversification in terms of asset classes, management styles and geographic regions. Consolidation efforts will continue in 2005, primarily among the fund families of our insurance subsidiaries that are no longer offered for sale.

Taking into account all Company funds, including those that are offered for sale and those that have been withdrawn, but are still active, our in-house managers are responsible for managing 41 funds, representing 72% of investment fund assets under management. The expertise of our in-house team is concentrated on fixed-income securities and Canadian equity. Our external managers are responsible for managing a total of 67 funds, representing 28% of investment fund assets under management. Industrial Alliance has strategic alliances with some 20 external managers.

Net investment fund assets grew from $4,486 million as at December 31, 2003 to $5,412 million as at December 31, 2004, a 21% increase. The good performance of the financial markets and a strong increase in sales accelerated asset growth in 2004. Strong sales in 2004 resulted in net fund entries of $533 million.

VARIATION OF NET INVESTMENT FUND ASSETS

(MILLIONS OF DOLLARS)
---------------------                            -----
Balance as at December 31, 2003                  4,486
Net unit issues                                    533
Operating expenses                                (112)
Net investment income                              505
                                                 -----
Balance as at December 31, 2004                  5,412


In an environment of good returns for the Canadian stock and bond markets, Industrial Alliance funds had an excellent performance in 2004. In fact, 49 funds, representing 72% of net investment fund assets, generated an above-median one-year gross return in 2004. As for the in-house managed funds, 75% of the net assets of these funds provided an above-median return.

All counterparties with whom the Company has signed agreements are high quality financial institutions.

INVESTMENT FUNDS BY CATEGORY
As at December 31, 2004
[CHART]

72% of investment fund assets ($3.8 billion) are managed by our in-house managers.

72% of investment fund assets generated an above-median one-year gross return in 2004.

RELATIVE PERFORMANCE
OF INVESTMENT FUNDS
GROSS RETURN
As at December 31, 2004
[CHART]


RELATIVE PERFORMANCE OF INVESTMENT FUNDS
GROSS ONE-YEAR RETURN

                               ABOVE-MEDIAN      BELOW-MEDIAN     FUNDS IN EXISTENCE
AS AT DECEMBER 31,2004            YIELD             YIELD          LESS THAN 1 YEAR
----------------------         ------------     -------------     ------------------
Number of funds                          49                47                     12
Assets ($million)                     3,706             1,462                     87
As a percentage of assets                72%               27%                     1%


Even when considered over longer periods, the performance of our funds remains very high. Over 82% of the assets in our funds recorded an above-median performance over a three-year period, 89% over a five-year period and 60% over a ten-year period.

The return on our investment funds and the detailed financial information associated with these funds are presented in the investment funds' annual and semi-annual financial reports prepared jointly by the three life and health insurance companies of the Industrial Alliance Group. The returns of the mutual funds offered by our two mutual fund companies, Industrial Alliance Mutual Funds Inc. and Industrial Alliance Fund Management Inc., can also be found in their respective financial reports.

RISK MANAGEMENT

In the course of its operations, Industrial Alliance faces a variety of risks. In all cases, the Company applies a principle of prudence in its business decisions, seeking to obtain a balance between the protection of policyholders' interests and the optimization of value for the shareholders.

As prescribed by the regulatory authorities, the Company has implemented a policies and procedures program pertaining to standards of sound business and financial practices. The principles of risk management are an important part of this program, which has been approved by the Board of Directors.

RISK MANAGEMENT PRINCIPLES AND RESPONSIBILITIES

Risk management primarily aims to identify all risks that the Company is exposed to in the course of its operations, and to understand all aspects of these risks.

Management is responsible for making sure there are management systems in place for properly identifying and assessing the material risks to which the Company is exposed.

The managers of the Actuarial and Investment sectors have specific responsibilities with regard to insurance and investment risk management because of their role in the valuation of commitments to policyholders, product pricing, investments and asset and liability matching.

The Company's responsibility in this regard includes developing, updating and enforcing risk management guidelines. These guidelines define the Company's position regarding the risks it may be exposed to, the scope and nature of the risks it is prepared to take, the establishment of risk tolerance limits, as well as the various risk control and monitoring programs that need to be implemented. Those responsible for risk management must also make sure that accurate and timely information that can help evaluate risk is available at all times.

The main risks to which the Company is exposed are divided into three categories:

- Insurance Risk;

- Investment Risk;

- Other Risks.

A summary of these risks and the process for managing them is outlined below.

INSURANCE RISK

Insurance risk is subdivided into three categories: product design and pricing risk, underwriting and claims adjudication risk, and credit risk related to reinsurance.

PRODUCT DESIGN AND PRICING RISK - Product design and pricing risk is the risk that the established price is or becomes insufficient to ensure an adequate return for the shareholder as compared to the Company's profitability objectives. This risk may be due to an inadequate assessment of market needs, a poor estimate of the future experience of several factors, such as mortality, morbidity, lapse experience, future returns on investments, expenses and taxes, as well as the introduction of new products that could adversely impact the future behaviour of policyholders.

For certain types of contracts, all or part of this risk may be shared with or transferred to the policyholder through a dividends and returns policy, or through the fact that the Company can adjust the premiums or future benefits if experience turns out to be different than expected. For other types of contracts, the Company assumes the entire risk, thus the need to carry out a proper valuation of the commitments in this regard.

The Company has adopted a product design and pricing policy that establishes standards and guidelines on pricing methods, formulation of assumptions, profitability objectives, analysis of the sensitivity of this profitability according to various scenarios, documentation, and the accountability of the various people involved.

OBJECTIVES

- Protection of policyholders' interests

- Optimization of value for shareholders

GUIDELINES THAT DEFINE:

- Company's position regarding the risks it may be exposed to

- Scope and nature of the risks it is prepared to take

- Establishment of risk tolerance limits

- Various risk control and monitoring programs

MANAGEMENT OF PRODUCT DESIGN AND PRICING RISK

- Establishment of standards and guidelines to ensure adequate pricing based on the assumed risks

MANAGEMENT OF UNDERWRITING AND CLAIMS ADJUDICATION RISK

- Establishment of the Company's retention limits

- Use of reinsurance for excess risk

MANAGEMENT OF CREDIT RISK RELATED TO REINSURANCE

- Analysis and monitoring of financial soundness of reinsurers

MANAGEMENT OF INTEREST RATE RISK

- Strict asset and liability matching objective

The risk is primarily managed by regularly analyzing the pricing adequacy of Company products as compared to recent experience. The pricing assumptions are revised as needed and/or the various options offered by the reinsurance market are utilized.

Underwriting and Claims Adjudication Risk - Underwriting and claims adjudication risk is the risk of financial loss resulting from the selection of risks to be insured, adjudication of claims and management of contract clauses. Unfavourable results in these areas can lead to deviations from the estimates based on the actuarial assumptions, particularly in terms of mortality, morbidity and lapse experience. The Company has adopted detailed standards in this regard, and ensures adherence to these standards, which are reviewed periodically.

In its standards of sound business and financial practices, the Company has established guidelines pertaining to underwriting and claims adjudication risk which have been approved by the Board of Directors, and which specify the Company's retention limits. These retention limits vary according to the type of protection and the characteristics of the insureds, and are revised regularly according to the Company's capacity to manage and absorb the financial impact associated with unfavourable experience regarding these risks. Once the retention limits have been reached, the Company turns to reinsurance to cover the excess risk. The selected reinsurers must meet minimum financial soundness criteria (see Credit Risk Related to Reinsurance, below). The Company also has a facultative reinsurance policy for substandard risks.

Catastrophe reinsurance is also used with external reinsurers to protect against the eventuality that four or more people are involved in the same event. Following the events of September 11, 2001, this coverage has become more expensive and the Company has made the changes it deems necessary in order to satisfy its coverage needs, particularly when it comes to acts of terrorism.

CREDIT RISK RELATED TO REINSURANCE - Even though the Company relies on reinsurance to manage the underwriting and claims adjudication risk, reinsurance does not release the Company from its primary commitments to its policyholders. Therefore, the Company is exposed to the credit risk associated with the amounts ceded to reinsurers. The Company assesses the financial soundness of the reinsurers before signing any reinsurance treaties and monitors their situation on a regular basis. If need be, it can eliminate certain risks by using letters of credit and by depositing cash amounts in trust accounts.

INVESTMENT RISK

Investment risk is sub-divided into five categories: interest rate risk, risk of stock market downturn, foreign currency risk, credit risk and liquidity risk.

The Company is exposed to various investment risks, i.e. the risk that investments will sustain losses or will not produce the expected returns. The Company has established investment policies that contain a variety of measures designed to limit the impact of these risks. The investment policies are reviewed annually and any modifications are submitted to the Board of Directors for approval. Policy management and compliance is monitored regularly and the results are reported to the Board of Directors Investment Committee at least quarterly.

INTEREST RATE RISK - Interest rate risk is the risk of loss due to changing interest rates. The Company manages this risk through an asset and liability matching policy which is updated periodically. The primary objective of this policy is to minimize the volatility of profit margins caused by fluctuations between the realized returns and those credited to existing contracts. To monitor matching, investments are segmented by matching blocks established based on the cash flow structure of the liabilities, with the blocks being grouped together by line of business. Asset and liability matching is a very elaborate process, and one that is strictly monitored.

The concept of duration is used to measure sensitivity to interest rate fluctuations. The difference between the duration of the assets and the duration of the liabilities is subject to limits defined in the asset and liability matching policy, and is strictly managed. Dispersion measures and limits are also used in order to take into account the non-linear dimension of this relationship.

Even if the duration of the assets is well matched to the duration of the liabilities, the Company may be exposed to reinvestment risk, to the extent that the maturity of the assets does not correspond to that of the liabilities. In order to control this risk, the Company has implemented a process within its matching policy whereby it must make sure that the asset cash flows tend to correspond to the liability cash flows.

The matching policy calls for the use of deterministic scenarios to evaluate the sensitivity of future margins incorporated into the valuations to different interest rate fluctuation scenarios. The same policy also imposes limits as to the sensitivity level of the matching situation using more than 500 stochastic scenarios.


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

The following table presents the impact that interest rate decreases would have on the Company's net income for the insurance and annuity portfolios. The impact was estimated based on an immediate and parallel decrease of 100 basis points from the assumed interest rates across the entire yield curve. The estimate assumes that the Company is taking certain compensatory measures to alleviate the impact of interest rate decreases.

SENSITIVITY TO INTEREST RATE FLUCTUATIONS

                                                                       IMPACT ON ANNUAL NET INCOME
                                                               INSURANCE PORTFOLIOS          ANNUITY PORTFOLIOS
                                                               --------------------          ------------------
Temporary decrease of 1% in interest rates, for one year          ($5.5 million)                 Negligible
Permanent decrease of 1% in interest rates                       ($55.0 million)(1)             $1.5 million

The Company believes that a 1% increase in interest rates would have a similar impact to a 1% decrease, but with an opposite effect.

RISK OF A STOCK MARKET DOWNTURN -- The risk of a stock market downturn represents the risk of financial loss resulting from a downturn in the stock markets. A stock market downturn can impact the management fees collected on segregated funds and universal policy index accounts, the charge resulting from the capital guarantee offered on these same segregated funds,as well as on the return of assets backing the capital and, to a lesser extent, the Company's general fund actuarial liabilities.

The following table presents the impact that a decrease in the stock markets would have on net income. The impact was estimated based on an immediate 10% drop in the stock markets for a period of one year. The estimate assumes that the Company is taking certain compensatory measures to alleviate the impact of stock market decreases.

SENSITIVITY TO STOCK MARKET FLUCTUATIONS

                                                           IMPACT ON ANNUAL NET INCOME
                                                           ---------------------------
Decrease of 10% in the stock markets, for one year               ($8.0 million)

The Company believes that a 10% increase in the stock markets would have a similar impact to a 10% decrease, but with an opposite effect.

In order to ensure sound management of the risk of a stock market downturn, the Company's investment policies clearly define quantitative and qualitative limits for the use of shares. The target asset composition in the form of shares is established in order to maximize the Company's returns and reduce the potential risk concerning guaranteed minimum returns under long-term commitments.

FOREIGN CURRENCY RISK -- Foreign currency risk represents the risk that the Company assumes from losses due to exposure to foreign currency fluctuations. The Company has adopted a policy to avoid exposing itself to foreign currency risk. To this end, liabilities must be matched with assets of the same currency and any exposure to the risk of foreign currency fluctuations must be covered.

CREDIT RISK -- Credit risk is the risk that counterparties or debtors will not respect their obligations to the Company. The Company's investment policies aim to limit this risk by ensuring the sound diversification and relatively high quality of the counterparties or debtors, and through limited exposure to the same issuer. Among other things, these policies stipulate that the Company cannot acquire investments whose credit rating is lower than BBB low. They also impose limits by group of related issuers that depend on the credit quality of these issuers, by operating sector and by geographic region.

LIQUIDITY RISK -- Liquidity risk is the risk that there will be insufficient funds available to honour all Company commitments as they fall due. This risk is managed through strict matching of assets with liabilities. In addition to having a very low mismatch tolerance, the Company manages this risk through strict management of its cash resources. Moreover, to maintain an appropriate level of liquidity, the Company makes sure it holds a good proportion of its assets in marketable investments. As a management tool, the Company produces different reports designed to demonstrate the level of liquidity based on different scenarios.

OTHER RISKS

Other risks include the following three risks: insolvency risk, compliance risk (legal and regulatory risk) and operational risk.

----------
(1) The impact on the net income is slightly higher than last year due to the growth of the business block.

MANAGEMENT OF THE RISK OF A STOCK MARKET DOWNTURN

- Establishment of quantitative and qualitative limits for the use of shares

MANAGEMENT OF FOREIGN CURRENCY RISK

-    No currency risk assumed

MANAGEMENT OF CREDIT RISK

-    Sound diversification of counterparties or debtors
-    Relatively high quality of counterparties or debtors
-    Limited exposure to the same issuer

MANAGEMENT OF LIQUIDITY RISK

-    Strict matching of assets with liabilities
-    Strict management of cash resources
-    Holding a good proportion of assets in marketable instruments

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

MANAGEMENT OF INSOLVENCY RISK
-    Compliance with regulatory authorities' solvency standards
-    Sensitivity analyses of the Company's future solvency

MANAGEMENT OF COMPLIANCE RISK

- Implementation of procedures to comply with any new legislation or guidelines and to analyze and process the execution of contracts.
-    Compliance with sound business and financial practices requirements

MANAGEMENT OF OPERATIONAL RISK

-    Appropriate and effective internal controls
-    Business resumption plan
-    Data processing risk management plan

INSOLVENCY RISK -- Insolvency risk is the risk that the Company will not be able to meet the demands of future claims as they arise. The regulatory authorities closely monitor the solvency of insurance companies by requiring them to comply with strict solvency standards based on the risk assumed by each company with respect to asset composition, liability composition, and the matching between these two components. The Company is required to submit regular reports to the regulatory authorities regarding its solvency. It also publishes its solvency ratio every quarter. The minimum solvency ratio targeted by the Company is 175%, which is much higher than the regulatory authorities' requirement.

To measure the degree to which the Company is able to meet regulatory solvency requirements, the appointed actuary must present an annual report to the Audit Committee and management on the Company's current and future solvency. In this report, entitled Dynamic Capital Adequacy Testing, the appointed actuary must identify the main risks that can affect the Company's solvency, measure the potential impact of these risks, and specify ways to alleviate them. Interest rate fluctuations, a stock market downturn and fluctuations in demographic variables are among the scenarios analyzed.

According to the most recent Dynamic Capital Adequacy Testing scenarios presented to the Board of Directors for the 2004 to 2009 period, even in the absence of corrective measures by management, the Company's solvency remains higher than the standards set out by the regulatory authorities for all scenarios analyzed by the actuary.

COMPLIANCE RISK (LEGAL AND REGULATORY RISK) -- Compliance risk arises from non-compliance with the laws, regulations or guidelines applicable to the Company as well as the risk of loss resulting from non-fulfilment of a contract. The Company is subject to strict regulatory requirements and detailed monitoring of its operations in all provinces or states where it conducts business, either directly or through its subsidiaries. To manage this risk,the Company has specialized resources in its Legal Department and outside the Company, and works together with the industry to implement the procedures required to comply with any new legislation or guidelines, and to analyze and process the execution of its contracts.

The Board of Directors Audit Committee of Industrial Alliance, as well as that of its subsidiaries, periodically receive reports on all lawsuits, whether they be in the normal course of business, where the contesting of certain claims appears normal, or outside the normal course of business. In certain cases,the opinion of the internal Legal Departments is backed by independent experts and provisions are taken when deemed necessary.

A few years ago, the Company introduced an annual sound business and financial practices program in accordance with regulatory and company requirements. Under this program, the managers of each division of the parent company and its subsidiaries are asked to submit an action program at the beginning of the year that includes a plan to review existing standards and practices, and a self-evaluation plan. A consolidated report is then prepared and submitted to the Audit Committee, which then submits a report to the Board of Directors. The evaluation reports of each division are examined by Internal Audit, and a final report is tabled each year to the regulatory authorities in the prescribed format.

OPERATIONAL RISK -- Operational risk arises from uncertainty related to the financial consequences of problems resulting from the execution of business functions or processes, and can result from deficiencies or breakdowns in internal controls or processes, technology failures, human error, dishonesty and natural disasters.

The Company has established standards and procedures to ensure that appropriate and effective internal controls are developed and implemented to manage operational risk, and that reliable and comprehensive systems are in place to properly monitor the effectiveness of these controls on a regular basis. Management actively oversees its operations, and in order to manage the operational risk, has implemented a very detailed business resumption plan regarding both the physical occupancy of the premises and the information systems. In addition, the Company has procedures in place in all of its offices to minimize any disruption in service in the event of a natural or other disaster. These procedures are reviewed and tested on a regular basis.

The Company places special emphasis on the data processing risk. In fact, it has developed a comprehensive plan for controlling this risk based on the ISO international standard. This standard presents the major risk categories associated with information technologies, of which four are of particular relevance to the Company's activities: risk associated with the non-availability of essential components (this risk is controlled by the implementation of a business resumption plan), risk of outside penetration of systems (this risk is controlled by installing firewalls), risk of loss of data integrity (this risk is controlled through anti-virus management), and risk of unauthorized access to information (this risk is controlled by implementing security policies). The management of these risks is reviewed regularly in order to adapt it to changing technologies and Company needs.

The Board of Directors and its committees, in particular the Audit
Committee, supervise actions taken by management in risk management matters through annual reviews of the main risk management policies and practices or within the standards of sound business and financial practices imposed by the regulatory authorities, and through reports written by the Internal Audit Department and by independent auditors.

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

CORPORATE SOCIAL RESPONSIBILITY

ACROSS THE COUNTRY, INDUSTRIAL ALLIANCE GROUP COMPANIES SHARE THE SAME SENSE OF COMMITMENT AND RESPONSIBILITY TOWARDS THEIR EMPLOYEES AND THE COMMUNITIES THEY SERVE.

FOLLOWING IS AN OVERVIEW OF SOME OF THE PROGRAMS AND MAIN ACHIEVEMENTS OF INDUSTRIAL ALLIANCE GROUP COMPANIES IN THE AREA OF HUMAN RESOURCES, COMMUNITY COMMITMENT AND MEASURES TAKEN TO PROTECT THE ENVIRONMENT.

The Industrial Alliance Group is composed of three life companies: Industrial Alliance (the parent company), National Life and Industrial Alliance
PACIFIC; a general insurance company, Industrial Alliance Auto and Home Insurance; as well as various other companies (please see IAG's organization chart on pages 12 and 13).

HUMAN RESOURCES

Industrial Alliance Group companies wish to provide their employees with a workplace environment that allows them to grow as individuals while also being able to fulfil their professional aspirations. Each Group company has therefore implemented several programs and policies over the years in order to provide employees with a work setting that fosters growth, enrichment and personal development.

NUMBER OF EMPLOYEES

At the end of 2004, Industrial Alliance Group employees numbered 2,626, which is 123 more than at the end of the previous year. Since 2000, the number of employees working for the Group grew by 492. This increase bears witness to the pronounced growth of the Industrial Alliance Group over the last few years.

TRAINING

Industrial Alliance Group companies offer a number of training programs that allow employees to continue perfecting their skills. These programs, which are available both in the workplace and through recognized educational institutions, are offered in all areas of the insurance sector as well as in other fields, such as learning a second language, mastering the use of business software, retirement planning, and so on.

In Quebec, Industrial Alliance adheres to the ACT TO FOSTER THE DEVELOPMENT OF MANPOWER TRAINING and invests the equivalent of at least 1% of its total annual payroll in training. In this respect, the Company goes far beyond current government requirements.

STAFFING AND EMPLOYEE PARTICIPATION PROGRAMS

To favour internal mobility, Industrial Alliance has set up an internal job posting system that lists various Company positions as they become available and for which all employees are eligible to apply.

Through a corporate incentive and recognition program, Industrial Alliance also encourages employees to come up with ways to improve their work methods.

EMPLOYMENT EQUITY AND OCCUPATIONAL HEALTH AND SAFETY

All Industrial Alliance Group companies rigorously apply federal and provincial laws pertaining to the integration of women, visible minorities, aboriginal peoples and the handicapped in the workplace, as well as legislation that regulates occupational health and safety.

NUMBER OF EMPLOYEES

[CHART]

NUMBER OF EMPLOYEES: THE INDUSTRIAL ALLIANCE GROUP HAD 2,626 EMPLOYEES AT THE END OF 2004, AN INCREASE OF 492 OVER THE LAST FOUR YEARS

TRAINING: INDUSTRIAL ALLIANCE GROUP COMPANIES OFFER VARIOUS TRAINING PROGRAMS IN MANY SECTORS:
-    Insurance and financial services
-    Second languages
-    Business software
-    Retirement planning
-    Etc.

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

INDUSTRIAL ALLIANCE GROUP COMPANIES FAVOUR:
-    Internal mobility through an internal job posting system
- The participation of employees in improving work methods through a corporate incentive and recognition program
- Employment equity for women, visible minorities, aboriginal peoples and the handicapped
- The quality of life of its employees through a flexible work schedule and adjustable work hours

CORPORATE BONUS: THE FINANCIAL RESULTS ALLOWED THE COMPANY TO GIVE ELIGIBLE EMPLOYEES A BONUS EQUIVALENT TO 4% OF THEIR BASE SALARY, THE MAXIMUM PERCENTAGE THEY MAY RECEIVE. THE CORPORATE BONUS IS BASED ON THE SHAREHOLDER NET INCOME.

DONATIONS: INDUSTRIAL ALLIANCE IS A MEMBER OF THE IMAGINE PROGRAM AND DONATES AT LEAST 1% OF ITS PRE-TAX PROFITS TO COMMUNITY ORGANIZATIONS. MAJOR DONATIONS HAVE BEEN MADE TO ORGANIZATIONS IN THREE PRINCIPAL SECTORS:
-    Health
-    Education
-    Social services

QUALITY OF LIFE OF EMPLOYEES

In order to add to the quality of life of its workforce, employees in Montreal, Toronto and Vancouver enjoy a flexible work schedule. Head Office employees in Quebec City have adjustable work hours, which allows them to start and finish work according to their personal priorities and Company needs.

REMUNERATION

With regards to remuneration, Industrial Alliance implemented a performance appraisal program in 2002. This program is aimed not only at justly recognizing an employee's individual contribution, but also allowing them to take part in their own professional advancement through the establishment of objectives with their supervisor.

All eligible employees of the Group's three life companies according to the level of profits earned by the Group over the course of the year. The corporate bonus is based on the shareholder net income registered by all Group companies (Industrial Alliance's consolidated earnings). In 2004, the Group's excellent financial results allowed the Company to give employees a bonus equivalent to 4% of their base salary, which is the maximum percentage they may receive.

COMMUNITY COMMITMENT

Industrial Alliance Group companies have always viewed their commitment to the community as a natural extension of the values that have allowed them to grow and flourish over the years. In addition to ensuring the financial security of the individuals they serve, Industrial Alliance Group companies also aim to improve the quality of life of their surrounding community through donations, sponsorships and recognition programs.

DONATIONS

As a member of the Imagine Program, Industrial Alliance donates 1% of its pre-tax profits to organizations that play a key role in helping their communities. In 2004, the Company provided support to a number of organizations, primarily in the health, education and social service sectors.

In the health sector, Industrial Alliance continued to fund the activities of the Industrial Alliance Chair in Leukemia Research at the University of Montreal, and through Industrial Alliance PACIFIC, those of the Leukemia & Lymphoma Society of Canada. Numerous donations were also made by both companies to various organizations in the health sector, including the Canadian Cancer Society, the Enfant-Jesus Hospital Foundation, the Montreal Heart Institute and the Sainte-Justine Hospital Foundation, as well as to the Vancouver General Hospital for research programs on depression and prostate cancer. The majority of these donations are made through a periodic donation program and therefore repeated each year for a period ranging from three to ten years.

National Life continued to lend its support to several Canadian hospitals and various organizations such as the Canadian Heart and Stroke Foundation, the Canadian Diabetes Association and the Multiple Sclerosis Society of Canada. The company also reiterated its support to the Easter Seal Society telethon, which comes to the aid of children with physical disabilities.

In the education sector, Industrial Alliance continued to finance various university foundations, including the Laval University Foundation, the University of Quebec Foundation and the Richard Schmeelk Foundation, an organization that allows Canadian students to study in an official language other than their mother tongue. Industrial Alliance equally continued to support Montreal's Ecole Polytechnique and Ecole des Hautes Etudes Commerciales, both of which are affiliated with the University of Montreal. Industrial Alliance PACIFIC also made a major donation to Simon Fraser University in British Columbia for its MBA program.

In the social services sector, all Industrial Alliance Group employees take part in the United Way's Canadian campaign. In 2004, Group companies raised more than $395,000 across the country as part of this campaign.

In Quebec City, the generosity and high level of participation by Head Office employees allowed Industrial Alliance to be awarded the Platinum certificate for the fifth consecutive year. This in turn qualified the Company to receive the Diamond certificate, which is bestowed upon companies that receive the Platinum certificate five years in a row and the highest honour that the United Way can award a supporting company. In addition to financial support provided through individual and corporate donations, Industrial Alliance also releases one of its Head Office employees each year for several months in order to help organize the United Way's campaign in the Quebec City area.

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

Industrial Alliance equally gave its support to the Moncton Youth
Residences, an organization in New Brunswick that provides quality care and counselling to Moncton area young people between the ages of 10 and 19 who are experiencing social, emotional or behavioural difficulties.

National Life once again took part in the Meals on Wheels Program organized by Mid-Toronto Community Services. Through this program, a different team composed of over forty volunteer employees deliver meals to senior citizens and needy adults every week.

Industrial Alliance PACIFIC gave its support to the Volunteer Vancouver Leadership Award, which recognizes the contributions of individuals who demonstrate exceptional leadership in the non-profit sector.

SPONSORSHIPS

Through a corporate sponsorship program that provides financial support primarily to family-oriented events, Industrial Alliance proudly takes part in various activities and shows across the country that favour participation on either a local, regional or national scale. Here are but a few examples of our continued involvement.

In British Columbia, Industrial Alliance PACIFIC continued to lend its support to the Vancouver Art Gallery in 2004. On a musical note, the company also provided support to the Vancouver Symphony Orchestra and the Vancouver Opera in addition to contributing to the success of Festival Vancouver, a fourteen day celebration featuring various musical pieces interpreted by professional musicians from around the world. Industrial Alliance PACIFIC also gave its support to the Vancouver Aquarium and to the BC Special Olympics, an event that allows the intellectually challenged to excel through athletic competitions.

In Ontario, National Life encouraged visual arts through its support to the Art Gallery of Ontario and the Royal Ontario Museum Foundation. It also offered its support to the performing arts by financing the Stratford Festival, the Young Peoples' Theatre and the Famous People Players, a theatre company featuring the talents of intellectually challenged actors. National Life also contributed to the Community Youth sponsorship program, which helps children of employees undertake academic or athletic pursuits, and the Take Our Kids to Work Program, which encourages young people to explore careers in the financial services industry.

Also in Ontario, Industrial Alliance was the title sponsor of the 10th edition of the Industrial Alliance KiteFest, an annual charity event that attracts over 75,000 festival-goers to the greater Toronto area.

In Quebec, Industrial Alliance renewed its partnership with the Quebec Firefighters Foundation for Major Burn Victims by taking part in various fundraising activities conducted in 2004.

On the artistic scene, Industrial Alliance renewed its partnership agreement with the Quebec Symphony Orchestra and the Domaine Forget International Festival in the presentation of their Jazz Concert Series. Industrial Alliance was also the title sponsor of Pinocchio, a multifaceted show on ice that was presented to thousands of families across the province of Quebec.

RECOGNITION PROGRAMS

Through an internal financial support program, the Industrial Alliance Group also supports all employee initiatives and volunteer work aimed at collecting donations from colleagues for recognized humanitarian organizations.

PRESERVING THE ENVIRONMENT

In April 2004, Industrial Alliance adopted its corporate environmental policy. The goal of this policy is to ensure the sound use of all Company buildings and property (in terms of heating, air conditioning, lighting, soil remediation, etc.). The policy also promotes the use of products made from recycled materials (such as hand towels, bathroom tissue, envelopes, etc.) as well as reusing and recycling the supplies it uses (various types of paper and cardboard, aluminium, printer cartridges, computer hardware, etc.).

Industrial Alliance has also undertaken consultations with a specialized firm (Roche, a member of the Shaw Group) aimed at obtaining a recognized Environmental Management System (EMS) certification. Industrial Alliance currently satisfies two of the three criteria necessary to obtain certification and is preparing to take measures in order to satisfy the third.

Within a larger context, given Industrial Alliance's it continues to evolve, the Company is currently preparing a report on sustainable development. This document, which will be revised annually, will present an overview of the steps taken by the Company to improve the quality of life of both the local and national community in the long term by ensuring a sound, thriving and stimulating environment for future generations.

SPONSORSHIPS: INDUSTRIAL ALLIANCE PRIMARILY FINANCES FAMILY-ORIENTED EVENTS.

ENVIRONMENT: IN APRIL 2004, INDUSTRIAL ALLIANCE ADOPTED A CORPORATE ENVIRONMENTAL POLICY DESIGNED TO ENSURE THE SOUND USE OF COMPANY BUILDINGS AND PROPERTY. THE POLICY ALSO PROMOTES THE USE OF PRODUCTS MADE FROM RECYCLED MATERIALS AS WELL AS REUSING AND RECYCLING SUPPLIES.

                                     71